UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Porch Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

NOTICE OF 2023

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2023

Notice is hereby given that the 2023 annual meeting of stockholders (the “Annual Meeting”) of Porch Group, Inc., a Delaware corporation (the “Company”), will be held on June 8, 2023, at 9:00 a.m. Pacific Time as a virtual meeting held entirely over the Internet, to consider the following matters, as more fully described in the enclosed proxy statement:

■	election of two Class III directors named in the enclosed proxy statement until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal or other termination of service;
■	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
■	the approval of, on an advisory (non-binding) basis, the compensation of our named executive officers; and
■	to consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 11, 2023 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

To attend the Annual Meeting, vote and submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/PRCH2023. A list of stockholders of record will also be available during the annual meeting on the meeting website.Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in the enclosed proxy statement.

To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/PRCH2023. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instruction form.

YOUR VOTE IS IMPORTANT

You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares electronically during the Annual Meeting. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting.

You can find detailed information regarding voting in the section entitled “General Information” on the page immediately following the table of contents of the accompanying proxy statement.

By order of the Board of Directors,

Matthew Cullen General Counsel and Secretary Seattle, Washington April 28, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2023

The notice of the Annual Meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are first being sent and made available to stockholders on or about April 28, 2023 at www.proxyvote.com.

The date of this proxy statement is April 28, 2023.

GENERAL INFORMATION

This proxy statement is furnished to stockholders of Porch Group, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at our 2023 Annual Meeting of Stockholders to be held on June 8, 2023 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held at 9:00 a.m. Pacific Time as a virtual meeting held entirely over the Internet.

The Company was formed upon the closing of the business combination (the “business combination”) of Porch.com, Inc. (“Legacy Porch”) with PropTech Acquisition Corporation (“PTAC”), a special purpose acquisition company, on December 23, 2020. In connection with such business combination, PTAC changed its name to “Porch Group, Inc.” and Porch Group, Inc.’s common stock commenced trading on the Nasdaq under the ticker “PRCH”.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“Form 10-K”) available to our stockholders electronically via the Internet at www.proxyvote.com. On or about April 28, 2023, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement and vote over the Internet or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

The Annual Meeting will be held entirely over the Internet via live video webcast to allow for greater participation by all of our stockholders, regardless of their geographic location. To attend the Annual Meeting, vote and submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/PRCH2023. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in this proxy statement. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders.

To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/PRCH2023. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instruction card.

GLOSSARY OF TERMS

Term	Definition
10-K Event	Timely filing of the Form 10-K for the year ended December 31, 2022
10-Q Event	Timely filing of the Quarterly Report on Form 10-Q for the three months ended September 30, 2022
2012 Stock Plan	Porch.com, Inc. 2012 Equity Incentive Plan
2020 Stock Plan	Porch Group, Inc. 2020 Stock Incentive Plan
2022 Bonus Plan	Senior Level Performance Bonus Plan
Absolute Share Price

Absolute share price, based upon the closing price of a share of common stock of the Company being equal to or greater than certain specified prices (calculated based upon compound annual growth rates of the VWAP Common Stock Price) over any 20 trading days within any 30 consecutive trading-day period during the applicable Achievement Period

Achievement Period	Each year of the performance period for PRSU awards subject to two performance goals
Amended CFO Offer Letter	First amendment to the offer letter with Mr. Heimbigner, effective June 15, 2020
Annual Meeting	2023 Annual Meeting of Stockholders of Porch Group, inc.
Beneficial Ownership Date	March 31, 2023
Board	Board of Directors of Porch Group, Inc.
business combination	Business combination of Porch.com with PropTech Acquisition Corporation
Bylaws	Amended and Restated Bylaws of Porch Group, Inc.
CAP	Compensation actually paid
CEO Employment Agreement	Employment agreement with Mr. Ehrlichman
CFO Employment Agreement	Employment agreement with Mr. Tabak
CFO New Hire Award	One-time award of RSUs to Mr. Tabak in connection with his appointment as Chief Financial Officer of the Company.
Change in Control Termination

Upon a termination of the Executive’s employment by the Company without Cause (and other than by reason of death or Disability), or the Executive’s resignation for Good Reason, in each case within 12 months following a Change in Control

COO Employment Agreement	Employment agreement with Mr. Neagle
Code	The Porch Group, Inc. Code of Business Conduct and Ethics adopted by the Board effective December 23, 2020, amended April 13, 2022
Committees	Standing Committees (i.e., Audit, Compensation, Nomination and Corporate Governance, and Merger and Acquisition Committees) of the Board of Directors of Porch Group, Inc.
Company	Porch Group, Inc.

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Earnout Shares

The restricted shares received by Messrs. Ehrlichman and Neagle pursuant to the terms of the merger agreement in connection with the business combination and which were issued to Messrs. Ehrlichman and Neagle on the same terms as the Company’s other equity holders. The Earnout Shares will vest if the Company achieves certain earnout thresholds prior to the third anniversary of December 23, 2020, the closing date of the business combination.

ESG	Environmental, Social and Governance
Exchange Act	Securities Exchange Act of 1934, as amended
Executive	Each of Messrs. Ehrlichman, Neagle, and Tabak, for purposes of the Employment Agreements section of this proxy statement
EY	Ernst & Young LLP, the Company's independent registered public accounting firm
FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation
February 2022 Grants

Equity awards granted to Mr. Ehrlichman on February 10, 2002, consisting of a TWW RSU award, a 2021 annual PRSU award and a 2021 annual RSU award, which were intendedto be part of the 2021 NEO compensation program

Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC
Former CFO Offer Letter	Second amendment to Mr. Heimbigner's offer letter, as amended on Februray 11, 2022
GAAP	Generally accepted accounting principles in the United States
HIP	Home Inspector Pro Inc. and its affliates
Internet Notice	Notice of Internet Availability of Proxy Materials
IRS Code	Internal Revenue Code of 1986, as amended
Legacy Porch	Porch.com, Inc.
LTI	Long-term incentive
Nasdaq	The Nasdaq Stock Market
NEO	Named executive officer
Non-Change in Control Termination	Termination of the Executive's employment by the Company without Cause (and other than by reason of death or Disability), or his resignation for Good Reason
PCAOB	Public Company Accounting Oversight Board
Post-Vesting Holding Period	Minimum post-vesting holding period of three years from any applicable vesting date for PRSUs and RSUs
PRSU	Performance-based Restricted Stock Unit
RSU	Restricted Stock Unit
RWS

The acquired companies, collectively, RWS Inspector Services Group, LLC, Residential Warranty Home Protection, LLC, Residential Warranty Services of Canada, Inc., RWS Home Service Contracts LLC
RWS Inspector Services Group, LLC, RWS Insurance Services, LLC and RWS of America, LLC

Say on Pay	The opportunity for stockholders to vote (annually) on the Company’s NEO compensation program
SEC	U.S. Securities and Exchange Commission

2	2023 Proxy Statement

Severance Period	Period of 12 months
TTM Revenue Condition	Trailing twelve-month revenue
TWW

"Together We Win" program was a special equity award program for all Company employees that was designed to bridge the Company’s transition from a private company compensation model to a public company compensation model and address retention and incentive objectives critical to the Company. The eqiuty granted pursuant to this program is referred to as TWW RSU Awards

VWAP	Volume-weighted average price of a share of common stock of the Company
WTW	The Company's compensation consultant, formerly Willis Towers Watson

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Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. Please read carefully the entire proxy statement and Form 10-K before voting.

About the Annual Meeting

Date and Time	Place	Record Date

June 8, 2023, at 9:00 a.m. Pacific Time	Virtual Meeting Site: www.virtualshareholdermeeting.com /PRCH2023	You can vote if you were a stockholder of record as of the close of business on April 11, 2023

If you plan to attend the virtual meeting, please be sure to have available your 16-digit control number found on your proxy card or voter instruction form. For beneficial holders who do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting. If you lost your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/PRCH2023 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, submit questions or access the list of stockholders as of the record date during the meeting.

Proposals and Voting Recommendations

	Board Vote Recommendation	Page
PROPOSAL 1: ELECTION OF CLASS III DIRECTORS Election of the two Class III directors named in this proxy statement until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal or other termination of service.	FOR each Director Nominee	8
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR	26
PROPOSAL 3: say on pay Advisory vote to approve named executive officer compensation.	FOR	33

4	2023 Proxy Statement

Ways to Vote

If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details. If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting in one of the following ways:

By Internet: Visit www.proxyvote.com with your proxy card in hand and follow the instructions on the web site.	At the Meeting: Go to www.virtualshareholdermeeting.com /PRCH2023 and follow the voting instructions.	By Telephone: Call 1-800-690-6903 with your proxy card in hand and follow the instructions.	By Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Vote Processing c/o Broadridge 51 Mercedes Way, Edgewood NY 11717.

About Porch Group, Inc.

Porch Group, Inc. is a vertical software platform for the home, providing software and services to approximately 30,900 home services companies, such as home inspectors, mortgage companies and loan officers, title companies, moving companies, real estate agencies, utility companies, and warranty companies. Through these relationships and its multiple brands, The Company provides a moving concierge service to homebuyers, helping them save time and make better decisions on critical services, including insurance, warranty, moving, security, TV/internet, home repair and improvement, and more. We have two reportable segments: the Vertical Software segment and the Insurance segment.

Summary of Company Financial and Operating Performance

In 2022, we moved forward in our strategy and toward our near-term Adjusted EBITDA profitability target. We did this while dealing with impacts of inflation, challenging capital markets, unusual weather volatility, and a housing market that slowed substantially.

We extended our market position and software products in key verticals, grew our insurance business with improved underwriting and an increase in policies, successfully integrated past acquisitions, matured our financial systems, and diversified the Board by adding strong new members. The Porch team achieved this while dealing with the impacts of inflation, challenging capital markets, unusual weather volatility, and a housing market which slowed substantially.

2022 FINANCIAL AND OPERATING PERFORMANCE HIGHLIGHTS
■
Total Revenue of $275.9 million, an increase of 43% from total Revenue of $192.4 million for 2021
■
GAAP net loss of $156.6 million, compared to a GAAP net loss of $106.6 million for 2021
■
Adjusted EBITDA loss[1] of $(49.6) million or (18)% of total Revenue, compared to the Adjusted EBITDA loss of $(25.0) million or (12.5)% of total Revenue for the full year 2021
■
Software and services to companies:
o
Average number of companies increased to 30,860 from 24,601[2] in Q4 2021
o
Average revenue per company per month of $693 in line with $776 in Q4 2021
■
Monetized services for customers:
o
Number of monetized services was 212,992 in Q4 2022, a decrease from 267,683[2] in Q4 2021

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o
Average revenue per monetized service[1] was $219, a 46% increase from $150[2] in Q4 2021
■
$307 million of cash and investments as of year-end
■
Launched the Porch app to more consumers of home inspection companies, and expanded insurance embedded within Floify
■
Continued to invest in people, processes, and technology to continuously improve our risk management capabilities and to drive increased efficiencies

2023 ANNOUNCEMENTS

■
Filed an application with the Texas Department of Insurance (“TDI”) seeking its approval to form a Texas reciprocal insurance exchange (a “Reciprocal”). If approved by the TDI and fully implemented by the Company, the Company’s insurance underwriting business would be conducted exclusively through the Reciprocal.
■
Completed a private offering of $333 million 6.75% Senior Secured Convertible Notes due 2028 which repaid $200 million of the existing 0.75% Convertible Senior Notes due 2026 and further enhanced the liquidity position.

(1)

See Appendix A of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for the reconciliation of Adjusted EBITDA (loss) to net income (loss), which is the most directly comparable measure under GAAP, and Adjusted EBITDA (loss) as a percentage of Revenue.  See Appendix B of this proxy statement, entitled “Use of Non-GAAP Key Performance Measures,” for the reconciliation of Average Revenue per Monetized Service.

(2)	Revised from originally reported numbers, see the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023 for further information.

WE SIMPLIFY THE HOME JOURNEY

6	2023 Proxy Statement

Our Compensation and Governance Highlights

96% of the votes cast supported our Say on Pay proposal at the 2022 Annual Meeting

Our NEO Compensation Program, Practices and Policies

■
Stockholders have the opportunity to vote annually on the Company’s NEO compensation program (say-on-pay)
■
Engage independent compensation consultant
■
On-going review of our compensation strategy and our compensation-related risk profile
■
Change of control double-trigger equity awards generally
■
Hedging and pledging by executives is prohibited under the Company Insider Trading Policy

■
Link incentive compensation to publicly available metrics to motivate strong performance
■
Utilize annual peer group benchmarking, including ongoing review of peer group composition
■
Stock ownership guidelines for directors and NEOs
■
Prohibit repricing or replacing stock options for NEOs
■
No guaranteed salary increases and do not provide gross-ups for severance payments

99% of the votes cast supported the Company’s proposal to declassify the Board at the 2022 Annual Meeting

99% of the votes cast supported the Company’s proposal to eliminate certain supermajority voting rights at the 2022 Annual Meeting

Our Corporate Governance Practices and Policies

■
Fully declassified Board structure effective at 2024 annual meeting of stockholders with annual director elections.
■
Lead Independent Director with significant responsibilities; elected by independent directors.
■
Our independent directors meet at least quarterly in executive session.
■
Proactive achievement of establishing a diverse Board; Board nominee selection criteria takes into account diversity and experience, among other criteria.
■
Engaged independent consultant and completed initial ESG materiality assessment with internal stakeholders.

■
Our Board and Committees engage in annual self-evaluations; in 2022, supported by third party coach.
■
Director resignation policy, including for conflicts of interest, over-boarding policy and a “plurality-plus” voting standard in uncontested elections.
■
Enterprise risk assessment process designed to identify and mitigate key risks, including those related to financial systems, SOX compliance, cybersecurity, information systems and data and operating an insurance carrier business during a period of high inflation.

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PROPOSAL 1: ELECTION OF THE CLASS III DIRECTORS NAMED IN THIS PROXY STATEMENT

General

At the Annual Meeting, we are asking our stockholders to elect two individuals nominated for re-election to our Board as Class III directors. The Board currently consists of eight directors (seven independent), which are divided into three classes. The Board will be fully declassified at the 2024 annual meeting of stockholders.

At the Annual Meeting, our stockholders will elect two Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2024. Each of our other current directors, comprising Class I and Class II directors, also have terms that will expire at the annual meeting of stockholders to be held in 2024. Each director will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier resignation, removal or other termination of service.

The Board nominated Matthew Ehrlichman and Maurice Tulloch for election to the Board as Class III directors at the Annual Meeting. Each of Messrs. Ehrlichman and Tulloch currently serves on the Board and has consented to being named in this proxy statement and agreed to serve, if elected.

Information regarding Messrs. Ehrlichman and Tulloch, including the qualifications, attributes and skills that led our Board to nominate each as a director, can be found below under “Board Nominees — Class III Directors.”

There are no family relationships between or among any of our executive officers, director nominees, or continuing directors.

Vote Required

The director nominees who receive the greatest number of affirmative votes will be elected as Class III directors. Abstentions and broker non-votes will not affect the election of directors.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the election of the director nominees named in this proxy statement.

Recommendation of The Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS III BOARD NOMINEES NAMED ABOVE.

8	2023 Proxy Statement

Our Board Nominees and Continuing Directors

Board Nominees — Class III Directors

Matthew Ehrlichman Age: 43	Director since 2020

Matthew Ehrlichman is the Founder, Chief Executive Officer and Chairman of the Company. Prior to founding Legacy Porch in 2011, Mr. Ehrlichman was Chief Strategy Officer at Active Network. Mr. Ehrlichman joined Active Network in 2007 and helped grow its revenues from $65 million in 2006 to $420 million and an IPO in 2011. Before joining Active Network, Mr. Ehrlichman was Co-Founder and Chief Executive Officer at Thriva, which was acquired by Active Network in March 2007 for approximately $60 million in cash and stock. Mr. Ehrlichman built Thriva out of his dorm room at Stanford University, where he received his B.S. in Entrepreneurial Engineering and M.S. in Management Science and Engineering. In 2014, Mr. Ehrlichman was named USA TODAY’s Inaugural Entrepreneur of the Year. Mr. Ehrlichman is currently the largest single owner of Porch Group, Inc. Mr. Ehrlichman is qualified to serve as a director due to his significant leadership since the founding of Legacy Porch in 2011 and throughout our journey as a new public company, as well as his ongoing contributions to our long-term strategy and criticality to our current and future business, and his extensive business experience in the home and technology industries.

Maurice Tulloch Age: 54	Director since 2021

Maurice Tulloch has served as a director since August 2021. From March 2019 until his retirement in July 2020, Mr. Tulloch was Group Chief Executive Officer at Aviva plc, a leading multinational insurance company headquartered in London. He joined the Board of Aviva as an Executive Director in June 2017. In his role at Aviva, he oversaw global leadership, operations, strategy, risk management and governance. In addition, from 1992 until 2019, Mr. Tulloch held many executive and leadership roles at Aviva prior to serving as its Group Chief Executive Officer. On March 4, 2022, Mr. Tulloch joined the Public Sector Pension Investment Board (PSP). Mr. Tulloch has also served on several external boards including PoolRe and as Chair of ClimateWise. Mr. Tulloch received a B.A. in economics from the University of Waterloo in 1992, an M.B.A. from Heriot-Watt University in 2002, and is a Chartered Professional Accountant CPA, CMA since 1998. Mr. Tulloch is well qualified to serve as director due to his extensive operational, strategic, risk management and corporate governance experience, as well as executive leadership in the insurance industry. The Board also determined that Mr. Tulloch is an “Audit Committee financial expert” as defined by the applicable SEC rules.

Continuing Class I Directors

Sean Kell Age: 54	Director since 2022

Sean Kell was appointed as a director in March 2022 and was the Chief Executive Officer at Blue Nile, Inc., serving in that role from 2019 until March 2023. He was charged with driving the Blue Nile strategic vision and elevating the company’s modern approach to purchasing handcrafted diamond rings and exquisite jewelry online. From 2011 to 2019, Mr. Kell served as Chief Executive Officer of A Place for Mom, a senior living marketplace, where he was responsible for overall brand management and business expansion. Mr. Kell has a proven track record of building successful businesses in ecommerce, digital innovation and product management across leading online retail organizations including Expedia, Hotels.com and Starbucks. He has also previously held various roles at McKinsey and IBM. Mr. Kell holds a M.B.A. from the University of Chicago and a B.S. in Electrical Engineering from the University of Southern California. Mr. Kell is well qualified to serve as a director due to his significant experience working with companies that are implementing rapid technological changes, brand development and business expansion.

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Rachel Lam Age: 55	Director since 2021

Rachel Lam has served as a director since August 2021 and is the Co-Founder and Managing Partner of Imagination Capital, an early-stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as Senior Vice President and Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner's investments in numerous digital media companies and served on the board of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam has previously served on 20 boards of directors over the years and currently serves on the board of Magnite (Nasdaq: MGNI), the leading, independent omni-channel sell-side software platform, empowering programmatic ad sales at a truly global scale, and Innovid Corp. (NYSE: CTV), an independent CTV advertising and measurement platform for the world’s largest brands. She also spent several years in investment banking within the M&A group at Morgan Stanley and the Media and Telecommunications group at Credit Suisse. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley in 1989 and an M.B.A. from Harvard Business School in 1994. Ms. Lam is well qualified to serve as a director due to her extensive experience serving on both private and public company boards, along with her financial, M&A and strategy experience.

Amanda Reierson Age: 46	Director since 2022

Amanda Reierson was appointed as a director in October 2022. She is a marketing veteran with over two decades of experience, including significant management experience in home services and property and casualty insurance. Ms. Reierson currently serves as Chief Marketing Officer at Avant, a financial technology company that provides access to innovative financial solutions, including personal loans and credit cards, and is focused on reaching consumers wherever they may be on their financial journey. Prior to joining Avant, Ms. Reierson served as Head of Marketing at Sequoia-backed Thumbtack, overseeing all branding/creative efforts, media, CRM, and product marketing. Ms. Reierson was also previously Chief Growth Officer at Farmers Insurance, where she led the company's digital marketing and product transformation. Throughout her career she has also served in a variety of B2C and B2B marketing roles at Yahoo, DIRECTV, and the Los Angeles Times. She received her B.A. in Political Science from the University of California, Los Angeles.

Continuing Class II Directors

Alan Pickerill Age: 56	Director since 2020

Alan Pickerill has served as a director since December 2020. Mr. Pickerill has served in a variety of finance and accounting roles, mainly for publicly-traded technology companies. Most recently he served as Expedia Group’s Executive Vice President, Chief Financial Officer and Treasurer from September 2017 to December 2019 and had been with the Company since 2008. Mr. Pickerill oversaw Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and global real estate teams. Previously, he served as Expedia Group’s Senior Vice President of Investor Relations and Treasurer from July 2015 to September 2017. Mr. Pickerill was a director of Legacy Porch from September 2019 until the completion of the December 2020 business combination that created Porch Group, Inc. He currently serves as a director for Leafly Holdings, Inc. (Nasdaq: LFLY), for Manson Construction (a privately held marine construction company), for the YMCA of Greater Seattle and as adjunct faculty for the University of Washington Foster School Executive MBA program. Mr. Pickerill began his career as an accountant for seven (7) years at Deloitte and Touche before working at a variety of publicly-traded technology and internet companies, including serving as Chief Financial Officer of INTERLINQ Software Corporation, a publicly-traded technology provider, as well as roles at Microsoft and Getty Images. Mr. Pickerill was licensed as a certified public accountant in Washington in 1991. Mr. Pickerill holds a B.A. degree in Business and Accounting from the University of Washington’s Michael G. Foster School of Business. Mr. Pickerill is well qualified to serve as a director due to his extensive experience in finance-related leadership and governance roles in a public-held technology company. The Board also determined that Mr. Pickerill is an “Audit Committee financial expert” as defined by the applicable SEC rules.

10	2023 Proxy Statement

Camilla Velasquez Age: 41	Director since 2022

Camilla Velasquez was appointed as a director in October 2022. She is an accomplished senior product and growth leader who currently serves as the Senior Vice President and General Manager of New York Times Cooking. Prior, Ms. Velasquez worked as Senior Vice President of Product and Strategy at Justworks, the fastest growing HR and benefits technology company, which provides businesses and their employees with the SaaS tools and insurances they need to grow. Justworks also provides consumer facing products and services. Throughout her career, Ms. Velasquez also held roles including Director of Payment Products and Multichannel Sales at Etsy and Director of New Product Development at American Express. In addition to her corporate experience, Ms. Velasquez sits on the board of ioby, a group that mobilizes neighbors who have good ideas to become powerful citizen leaders who plan, fund, and make positive change in their neighborhoods, and serves as the board Chair for Young New Yorkers, an arts-based, youth diversion program focused on criminal justice reform. She holds a B.A. in Economics and in Spanish from Cornell University. Ms. Velasquez is well qualified to serve as director due to her significant, strategic and product development experience, as well as her growth and executive leadership.

Regi Vengalil Age: 40	Director since 2020

Regi Vengalil has served as a director since December 2020. Mr. Vengalil has been the Chief Financial Officer of Trax Retail, Inc, a private software company in the retail sector since August 2022. Prior to Trax, he was the Chief Financial Officer of Metromile, Inc. (Nasdaq: MILE, MILEW), a publicly-traded technology-driven auto insurer from May 2021 until the company’s sale to Lemonade in July 2022. Previously Mr. Vengalil served as Chief Financial Officer of Egencia, the corporate travel division of Expedia Group, from November 2019 to April 2021 and Global Head of Corporate Development & Strategy for Expedia Group from January 2017 to November 2019. Prior to that, Mr. Vengalil was an executive at Lending Club, an online lending marketplace, serving as Vice President, Strategy, M&A and Business Operations from May 2016 until January 2017. Previously Mr. Vengalil served as Vice President, Head of Strategy and Business Operations of Lending Club from November 2015 to May 2016 and Senior Director, Head of Corporate Strategy from October 2014 to November 2015. Mr. Vengalil holds a B.S. in Economics and an M.B.A., both earned with honors, from the Wharton School at the University of Pennsylvania. Mr. Vengalil is well qualified to serve as a director due to his extensive experience in M&A leadership at publicly-traded technology companies and financial, M&A and strategy experience across regions, industries and functions, including most recently with regard to insurance businesses.

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Our directors exhibit broad perspectives, experiences and knowledge relevant to our businesses, financial systems, risk management and long-term strategy

Leadership	Finance	Insurance	Innovation	Software	Public Company

Board Diversity

Age	Diversity

Board Diversity Matrix (as of April 28, 2023)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	-	-
Part II: Demographic Background
African American or Black	-	-
Alaskan Native or Native American	-	-
Asian	1	1
Hispanic or Latinx	1	-
Native Hawaiian or Pacific Islander	-	-
White	1	4
Two or More Races or Ethnicities	-	-
LGBTQ+	-	-
Did Not Disclose Demographic Background		-

12	2023 Proxy Statement

CORPORATE GOVERNANCE, structure and responsibility

Declassified Board (fully declassified effective at 2024 annual meeting of stockholders)

On June 8, 2022, upon the recommendation of the Board, stockholders overwhelmingly voted in favor to declassify the Board. Accordingly, the current Class III directors, if elected, will each serve a one-year term ending with the 2024 annual meeting of stockholders. The current Class I directors, who were elected at the 2021 annual meeting of stockholders, are each serving a three-year term, the current Class II directors, who were elected at the 2022 annual meeting of stockholders, are each serving a two-year term.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier resignation, removal or other termination of service. Our Certificate of Incorporation and Bylaws authorize only the Board to fill vacancies on the Board.

Director Independence

Our common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition, compensation committee members must not have a relationship with our Company that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board or any other board committee: accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

The Board has undertaken a review of the independence of each current director, as well as former Board members from 2022 (Javier Saade, Asha Sharma and Chris Terrill), and considered whether each director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board determined that, with the exception of our Chief Executive Officer, Matthew Ehrlichman, each member of the Board is or was an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In addition, the Board has determined that each of the members of the Audit Committee and Compensation Committee qualify or qualified as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

In making these determinations, the Board reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to our Company and management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

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Board Leadership Structure – Lead Independent Director

Our corporate governance guidelines provide that the roles of Chairman of the Board and CEO may be separated or combined. The Board has appointed Matthew Ehrlichman to serve as Chairman of the Board. As Chairman of the Board, Mr. Ehrlichman will preside at, and chair, Board meetings and meetings of our stockholders, serve as liaison for stockholders who request direct communication with the Board, and perform such additional duties as the Board may otherwise request.

Since May 2021, the corporate governance guidelines provide for a Lead Director. If the Board does not have an independent Chairman, the independent members of the Board will elect a director to serve as the Lead Director to facilitate the Board’s fulfillment of its responsibilities and promote efficient and effective Board performance and functioning. The Lead Director will serve a term of at least one year and until his or her successor is appointed, subject to earlier termination at the sole discretion of a majority of the independent directors or such person’s earlier departure from the position or the Board.

In addition to presiding over meetings or sessions of the Board where the Chairman is not present, including but not limited to, executive sessions of the independent directors, and advising the Chairman of actions taken and material feedback provided, the Lead Director has clearly delineated and comprehensive duties, which include:

■	serving as the primary liaison between the Chairman and the independent directors;
■	previewing information to be provided to the Board;
■	consulting with the Chairman and CEO regarding meeting agendas for the Board;
■	assuring that there is sufficient time for discussion of meeting agenda items;
■	in collaboration with the Nominating and Corporate Governance Committee, being primarily responsible for and leading the Board's annual self-assessment (including of chairpersons);
■	having authority to call meetings of the independent directors; and
■	if requested by the Chairman and CEO and/or major stockholders, ensuring availability for consultation and direct communication. The Chairman and CEO is the main spokesperson of the Company, however, the Lead Director shall play a supporting role if requested by the Chairman or the Board.

On March 31, 2023, Alan Pickerill was recommended as Lead Director by the Nominating and Corporate Governance Committee and was elected by a majority of the independent directors to serve as Lead Director. Prior to Mr. Pickerill, Regi Vengalil served as the Company’s Lead Director from March 2022. Prior to Mr. Vengalil, Javier Saade served as the Company’s first Lead Director since May 2021.

Role of the Board in Risk Oversight

The Board and its Committees have extensive involvement in overseeing the Company’s risk management through their activities, some of which are noted below. We believe that the leadership structure of our Board and Committees provides appropriate risk oversight.

The Board has involvement in the oversight of risk management related to us and our business and accomplishes this oversight through (among other things) the regular reporting to the Board by the Audit Committee and other committees, from time to time by key external advisors with appropriate expertise. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial policies and practices in an oversight capacity, including the integrity of our financial statements, the effectiveness of administrative and financial controls and our compliance with legal and regulatory requirements. Through its periodic meetings with management, including the finance, accounting, legal, human resources, and information technology (including cybersecurity and data-security) functions, the Audit Committee reviews and discusses many significant areas of our business and

14	2023 Proxy Statement

our functions and summarizes for the Board key areas of risk, appropriate mitigating factors and whether resourcing is sufficient in its view to meet appropriate maturity levels for a company of our size and stage. In addition, the Board receives periodic detailed operating performance reviews from management. Finally, the Audit Committee meets at least quarterly in executive sessions with EY.

In August 2022, the Board mutually agreed with Covéa Coopérations S.A. to terminate the acquisition of CSE Insurance and simultaneously withdrew its application for approval to acquire CSE from the California Department of Insurance. Following the termination, the Board and management determined that the change in the market and the increase in the cost of capital, provided opportunities to use the approximately $50 million in cash previously allocation for the purchase price of the transaction to create long-term value for the Company’s stockholders.

The Board oversees the Company's risk management primarily through the following:

FULL BOARD
■
Review and approval of management's annual business plan, budget, and strategy
■
Review, on at least a quarterly basis, of business developments, strategic plans and implementation, liquidity, and financial results. This includes (on a group by group basis) product, go to market, strategy, people and budget
■
Leads CEO succession planning and oversight of management succession planning
■
Oversight of capital spending and financings
■
Board and Committee executive sessions consisting solely of independent directors

LEAD DIRECTOR
■
Review and provide feedback on Board meeting agendas and planning, reflecting feedback of the Board
■
Primarily responsible for and lead the Board's annual self-assessment (including of chairpersons)
■
Regular sessions with CEO and other independent directors, as well as external advisors

AUDIT COMMITTEE
■
Oversight of the Company's significant financial risk exposures (including credit, liquidity, financings, regulatory and, on a shared basis with the Board, ongoing litigation) and management’s risk management policies
■
Review of financial statements and SEC reports, including the adequacy of our internal control over financial reporting, disclosure controls and procedures, and any mitigating activities adopted in response to material weaknesses or significant control deficiencies
■
Oversight on insurance risk management in terms of risk based capital and capital need, reinsurance and use of our captive reinsurer; underwriting and pricing strategy; probable maximum loss; and use of a reciprocal exchange structure
■
Regular oversight and consultations with the independent registered public accounting firm
■
Quarterly engagement and oversight over the subsidiary level audit committee of our insurance carrier, including statutory financial statements
■
Regularly reviews reports from the Company’s legal, human resources, regulatory and compliance functions, including ethics and whistleblower hotline
■
Oversight of key cybersecurity and information technology matters

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COMPENSATION COMMITTEE
■
Review of benchmarking data and approval of peer group composition
■
Review and approval regarding executive officer compensation and its alignment with the Company's business and strategic plans
■
Review whether any compensation programs encourage excessive risk taking, as well as risk mitigation policies and considerations
■
Review and approval of annual share usage under the 2020 Equity Plan, including performance-based awards to senior management
■
Review and approval of employment agreements
■
Review and approval of compensation policies applicable to executive officers and senior management

MERGERS AND ACQUISITIONS COMMITTEE
■
Oversight of the Company’s acquisition and integration strategy, including review and analysis of potential acquisitions and investments
■
Ongoing assessment of closed acquisitions and integration status, and general knowledge on how to create value with specific transactions

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
■
Select Board director nominees and oversight of Board structure and governance policies, including supporting Lead Director with annual Board self-assessment
■
Succession planning for Board leadership
■
Develop, review and approve the Company’s policies and practices with respect to corporate compliance and governance
■
Oversight of directors’ and officers’ indemnification and insurance programs
■
Oversight of ESG planning and program development

Evaluations of the Board

The Board evaluates its performance and the performance of its Committees and individual directors on an annual basis through an evaluation process administered by our Lead Director, working in partnership with the Nominating and Corporate Governance Committee and third-party coach with appropriate expertise in this area. The Board discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the Board or any Committee thereof or of the directors.

Meetings of the Board

During the year ended December 31, 2022, the Board held four meetings. During 2022, each person currently serving as a director attended at least 75% of the aggregate of the total number of meetings of the Board and each Committee of which he or she was a member. The Company’s corporate governance guidelines state that all Directors are expected to make every effort to attend all meetings of the Board and all meetings of the Committees on which they serve. Each director is also encouraged and generally expected to attend the Company’s annual meeting of stockholders. All directors attended the Company’s 2022 annual meeting of stockholders.

Board Committees

The Board has established an Audit Committee, a Compensation Committee, a Mergers and Acquisitions Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the Committees of the Board are described below. Copies of the charters for each Committee are available on the investor relations page of our website at https://ir.porchgroup.com/. The information in or accessible through our website is not incorporated into, and is not considered part of, this proxy statement. Members serve on these Committees until their resignation or until otherwise determined by the Board. The Board may establish other Committees as it deems necessary or appropriate from time to time. The Board created one such special purpose

16	2023 Proxy Statement

committee in 2022, the Special Transaction Committee, which is further described following the standing committees.

2022 Standing Committees of the Board. Our current standing Committees and membership are as follows:

AUDIT	COMPENSATION	MERGERS & ACQUISITION	NOMINATING and CORPORATE GOVERNANCE
■ Alan Pickerill (Chair) ■ Rachel Lam ■ Maurice Tulloch	■ Maurice Tulloch (Chair) ■ Sean Kell ■ Camilla Velasquez	■ Regi Vengalil (Chair) ■ Rachel Lam ■ Amanda Reierson	■ Rachel Lam (Chair) ■ Alan Pickerill ■ Regi Vengalil

During 2022, service on each of the standing Committees included the following current and former Board members:

■	Audit Committee: Rachel Lam (March to December); Alan Pickerill (full year); Maurice Tulloch (full year); and Javier Saade (January to March).
■	Compensation Committee: Sean Kell (March to December); Maurice Tulloch (full year); Camilla Velasquez (October to December); Asha Sharma (January to June); and Chris Terrill (January to March).
■	Nominating and Corporate Governance Committee: Rachel Lam (full year); Alan Pickerill (full year); Regi Vengalil (March to December); and Javier Saade (January to March).
■	Mergers and Acquisition Committee: Rachel Lam (full year); Amanda Reierson (October to December); Regi Vengalil (full year); Sean Kell (March to October); and Chris Terrill (January to March).

Audit Committee		Meetings in 2022: 10
Alan Pickerill (Chair)	Rachel Lam	Maurice Tulloch

The Board determined that the members of the Audit Committee are independent within the meaning of Rule 10A-3 under the Exchange Act. The Board also determined that Messrs. Pickerill and Tulloch are “Audit Committee financial experts” as defined by the applicable SEC rules.

The Audit Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. The purpose of the Audit Committee, as set forth in its charter, is to prepare the Audit Committee report required by the SEC to be included in our proxy statement and to assist the Board in overseeing and monitoring:

■	the quality and integrity of our financial statements;
■	our compliance with legal and regulatory requirements;
■	the qualifications and independence and the performance of our internal audit function; and
■	the performance of our independent registered public accounting firm.

The Audit Committee is also responsible for the review of the Company’s information technology and cybersecurity controls with members of the senior management team, as well as for evaluating the adequacy of such programs, compliance and controls with members of the senior management team. In particular, the Audit Committee meets

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with the senior management team at least bi-annually for appropriate review, evaluation and discussion of such Company programs, and receives quarterly updates on key developments from senior management.

Compensation Committee		Meetings in 2022: 10
Maurice Tulloch (Chair)	Sean Kell	Camilla Velasquez

The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The Compensation Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. The purpose of the Compensation Committee, as set forth in its charter, is to assist the Board in discharging its responsibilities relating to:

■	reviewing our corporate goals and objectives relevant to CEO compensation, evaluating at least annually the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s compensation;
■	setting our compensation program and compensation of our executive officers, senior management and directors;
■	monitoring our incentive and equity-based compensation plans;
■	considering the results of the most recent advisory vote of the stockholders on NEO compensation in making compensation determinations and recommendations; and
■	preparing the Compensation Committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our Compensation Committee may form and delegate authority to subcommittees, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements.

Our Compensation Committee has the authority to retain counsel and other advisors to fulfill its responsibilities and duties. In connection with the engagement of such advisors generally, our Compensation Committee reviews the independence of such advisors, based on factors specified by Nasdaq and other factors it deems appropriate, and specifically with respect to any compensation consultant, any actual or potential conflicts of interest.

Our Compensation Committee determined to re-engage WTW, its independent compensation consultant since May 2021. WTW performed de minimis other services for the Company for 2022, and our Compensation Committee determined there were no conflicts of interest raised by the work of WTW for 2022. Our Compensation Committee’s processes and procedures for the consideration and determination of NEO compensation, including the role of executive officers and the Compensation Committee’s independent consultant in determining or recommending the amount or form of compensation of our named executive officers, are discussed in the “Executive Compensation – Our 2022 NEO Compensation Program” section below.

See “Executive Compensation – How Compensation is Determined” and “Executive Compensation - Competitive Positioning” for additional information on the activities of our Compensation Committee, WTW and management regarding the consideration and determination of the 2022 NEO compensation program.

In 2022, the Compensation Committee and management conducted a new hire equity grant assessment to ensure that the value of the equity awards, over a four year period, for newly hired employees were aligned with the award value of annual grants to existing employees. The Compensation Committee approved a new hire equity grant design in which RSUs are granted in four equal grant installments. The initial installment representing 25% of the grant value is denominated in RSUs on the initial grant date using the 30-day VWAP for the Company’s common stock, and vests in full on the one-year anniversary of the grant date. Thereafter, each subsequent grant installment (i.e., years two through four) will be made on, and the calculation of the RSUs relating thereto will be as of the applicable anniversary of the initial grant date using the 30-day VWAP for the Company’s common stock preceding the applicable grant date, and will vest in approximately equal installments every quarter. This design maintains a competitive new hire RSU equity grant program, while managing the Company’s equity burn rate.

18	2023 Proxy Statement

Mergers and Acquisitions Committee		MEETINGS in 2022: 1
Regi Vengalil (Chair)	Rachel Lam	Amanda Reierson

The purpose of the Mergers and Acquisitions Committee, as set forth in its written charter, is to assist the Board in discharging its responsibilities relating to

■	reviewing and evaluating the Company’s acquisition, investment and divestiture strategies;
■	evaluating acquisition, investment and divestiture opportunities, when and as appropriate;
■	reviewing the performance of completed transactions (in the aggregate and individually) with management, as the Committee deems necessary and appropriate;
■	assessing integration of proposed and completed transactions and providing strategy for integration planning;
■	evaluating its performance on a periodic basis and developing criteria for such evaluation; and
■	periodically recommend any proposed changes to the Board for approval.

Nominating and Corporate Governance Committee		Meetings in 2022: 4
Rachel Lam (Chair)	Alan Pickerill	Regi Vengalil

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards.

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee, as set forth in its charter, is to assist the Board in discharging its responsibilities relating to:

■	identifying individuals qualified to become new members of the Board, consistent with criteria approved by the Board,
■	reviewing qualifications of incumbent directors to determine whether to recommend reelection, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders,
■	identifying members of the Board qualified to fill vacancies on any Committee and recommending that the Board appoint the identified member or members to the applicable Committee,
■	reviewing director independence and the financial literacy and expertise of Audit Committee members and director nominees who may be asked to serve on the Audit Committee, and make recommendations to the Board relating to such matters,
■	reviewing and recommending to the Board corporate governance principles applicable to the Company,
■	reviewing and making recommendations in connection with directors’ and officers’ indemnification and insurance matters, including directors’ and officers’ liability insurance coverage,
■	overseeing the evaluation of the Board and management,
■	overseeing the Company’s ESG efforts and progress, including the review of any ESG-related disclosures, and
■	handling such other matters that are specifically delegated to the Committee by the Board from time to time.

The Board does not have specific requirements for eligibility to serve as a director of the Company beyond compliance with SEC and Nasdaq regulations. However, in evaluating candidates, regardless of how recommended, the Nominating and Corporate Governance Committee takes into consideration the needs of the Board and the Company and the qualifications of the candidates, such as their general understanding of various business disciplines and the Company’s business environment, each individual’s educational and professional background, analytical ability, independence, diversity of experience and viewpoints, and willingness to devote

ir.porchgroup.com	19

adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the stockholders and the Company are served. When searching for new directors, the Nominating and Corporate Governance Committee may pay fees to third-party search firms to assist in identifying and evaluating potential nominees, although no such fees were paid in connection with nominations to be acted upon at the 2023 annual meeting. The Nominating and Corporate Governance Committee will actively seek out diverse candidates, including women and individuals from minority groups, and directs any search firm it engages to include qualified women and minority candidates with a diversity of race/ethnicity and gender in the initial pool presented to the Nominating and Corporate Governance Committee for consideration. After its evaluation of potential director nominees, the Nominating and Corporate Governance Committee submits and recommends its chosen director nominees to the full Board for approval.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis that it evaluates other director nominees for director. Each nominee for election as director at the 2023 Annual Meeting is recommended by the Nominating and Corporate Governance Committee and is presently a director and stands for re-election by the stockholders.

In 2022, due to vacancies on the Board, the Nominating and Corporate Governance Committee conducted searches for new board members that focused on independence and diversity as well as world-class skills and experiences. In March 2022, Mr. Kell joined the Board, and in October 2022, Mses. Reierson and Velasquez joined the Board.

Special Transaction Committee			Meetings in 2022: 5
Maurice Tulloch (Chair)	Alan Pickerill	Amanda Reierson	Regi Vengalil

In 2022, the Board created one special committee. The Board determined the need for a special committee to review and consider the formation of a reciprocal exchange for our insurance business operations. In October, 2022, the Board approved the formation of the Special Transaction Committee and its charter that satisfies the applicable Nasdaq listing standards.

The purpose of our Special Transaction Committee, as set forth in its charter, is to assist the Board in discharging its responsibilities relating to reviewing, evaluating, recommending and approving a potential restructuring of the insurance carrier (and related insurance) businesses into a reciprocal exchange or similar transaction or arrangement. In addition to formal meetings, the Special Transaction Committee conducted a significant number of informal meetings to review, and evaluate a reciprocal exchange structure, related capital requirements and opportunities, regulatory and rating agency dynamics, and identifying compelling customer (policyholder) value propositions.

The formation of the reciprocal exchange is an initial step in the Company’s long-term strategy to reduce its exposure to earnings volatility from its Insurance segment by mitigating direct exposure to insurance claims and weather events. The reciprocal exchange may also help to reduce the impact of a challenging reinsurance market that has both less capacity and higher prices. The launch of the reciprocal exchange remains subject to review and approval by the Texas Department of Insurance and regulatory review in the context of broader capital and operating environment and the decision to proceed remains within the Company’s discretion.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which provide the framework for our corporate governance along with our Certificate of Incorporation, Bylaws, Committee charters and other key governance practices and policies. Our corporate governance guidelines cover a wide range of subjects, including the conduct of Board meetings, independence and selection of directors, existence and scope of Lead Director role, Board membership criteria, conflicts of interest, and Committee composition.

20	2023 Proxy Statement

No Director Over-boarding

All of our directors are in compliance with the over-boarding restrictions in our Corporate Governance Guidelines, which provides that no director should serve on more than three other public company Boards; no member of our Audit Committee should serve on more than two other public company audit committees; and no director who is the Chief Executive Officer of another public company should serve on more than two other public company boards, aside from the board of his or her own company.

Plurality Plus Voting for Directors; Director Resignation Policy

Pursuant to our Certificate of Incorporation and our Bylaws, directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote thereon at an annual meeting of stockholders. In April 2022, the Board adopted an amendment to our Corporate Governance Guidelines to include a “plurality plus” voting standard for the election of directors, which provides that, in an uncontested election of directors, any director nominee who receives more “WITHHOLD” votes than “FOR” votes at a stockholder meeting at which he or she is elected shall tender his or her resignation to the Board promptly following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board shall act on the recommendation and publicly disclose its decision (by press release, SEC filing or any other public means of disclosure deemed appropriate) regarding the tendered resignation within 90 days following certification of the election results. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

In addition, pursuant to our corporate governance guidelines, each director is expected to promptly disclose to the Board any existing or proposed relationships or transactions that involve or could give rise to a conflict of interest. If a significant conflict of interest involving a director cannot be resolved (e.g., by recusing herself or himself from deliberation of a particular matter), the director should promptly tender a resignation to the Board. The Nominating and Corporate Governance Committee shall then review the appropriateness of that director’s continued service on the Board in light of the conflict and make a recommendation to the Board as to whether the resignation should be accepted.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, employees, officers, consultants and independent contractors. The Code codifies the business and ethical principles that govern all aspects of our business. A copy of the Code has been filed with the SEC and will be provided without charge upon written request to our General Counsel and Secretary, in writing at 411 1st Avenue South, Suite 501, Seattle, WA 98104. A copy of the Code can also be found at https://ir.porchgroup.com/corporate-governance/governance-documents. The Company intends to disclose any amendments to or waivers of certain provisions of its Code on our website.

Stock Ownership by Directors

The Board believes that an ownership stake in the Company strengthens the alignment of interests between directors and stockholders. Accordingly, each non-employee director is required to own common stock (or equivalents) having a value of at least three times the annual cash retainer fee, within five years of becoming a director. In the event that the annual retainer fee is increased, non-employee directors will have three years to meet the new ownership guidelines. The Board will evaluate whether exceptions should be made for any director on whom these guidelines would impose a financial hardship.

Insider Trading and Rule 10b5-1 Trading Plan Policies

We maintain an Insider Trading Policy that covers our directors, officers and employees, which sets forth restrictions and procedures related to trading in Porch Group’s securities, including prohibitions on trading on the basis of material nonpublic information. Our Insider Trading Policy also describes instances where certain persons, including our directors and executive officers, must obtain prior approval before engaging in a transaction in the

ir.porchgroup.com	21

Company’s securities. In addition, our Insider Trading Policy sets forth restrictions for regular and special trading blackout periods applicable to certain covered persons, as well as limited exceptions to such restrictions.

The SEC recently promulgated a new rule related to the adoption and modification of Rule 10b5-1 trading plans by directors and officers of registrants, which became effective on February 27, 2023. In connection with its annual review of the Insider Trading Policy and in anticipation of the effectiveness of the new SEC rule, the Board and Nominating and Corporate Governance Committee reviewed potential changes to the Insider Trading Policy that would include guidelines for Rule 10b5-1 trading plans in accordance with the new SEC rule. On March 7, 2023, the Board amended the Company’s Insider Trading Policy to include the Rule 10b5-1 trading plan guidelines would apply to our directors and executive officers, which complies with the new SEC rule and requires, among other things, that any trades under a new or modified Rule 10b5-1 trading plan not be commenced before expiration of a waiting period and that directors and executive officers not use multiple overlapping Rule 10b5-1 trading plans except in limited circumstances.

Prohibition on Hedging and Pledging of Company Securities

Our Insider Trading Policy also prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. However, non-employee directors may pledge Company securities as collateral for a loan or other financing arrangement only with prior written approval of the General Counsel, after conferring with the Nominating and Corporate Governance Committee. If the pledging transaction is approved, any pledged Company stock shall not be counted towards the non-employee director’s stock ownership and retention requirements.

Stockholder Engagement and Annual Advisory Vote on NEO Compensation

We offer our stockholders the opportunity to vote annually on the Company’s NEO compensation program (say-on-pay). At the 2022 annual meeting of stockholders, our stockholders demonstrated support for our 2021 NEO compensation program with approximately 96% of the votes cast in support of the “say-on-pay” proposal. Our stockholders’ views on corporate governance and NEO compensation are important to us and we value and use the feedback and insights that we receive from stockholders. Stockholders may contact the Board or the Compensation Committee at any time throughout the year to provide feedback on our NEO compensation.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with the Board or any individual director may send written communications to the Board or such director c/o General Counsel and Secretary, Porch Group, Inc. 411 1st Avenue South, Suite 501, Seattle, WA 98104. The communication must include the stockholder’s full legal name (and, with respect to entity stockholders, the full legal names of such entity’s owners), address, email, phone number, and an indication that the person is our stockholder. The General Counsel and Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or Committee, based on the subject.

22	2023 Proxy Statement

Environment, Social and Governance

In 2022, we initiated a formal process to develop a tailored approach to ESG matters that aligns with our business strategy and balances the opportunities, risks, and values of our Company and our stakeholders. We engaged an independent third-party consultant that conducted detailed peer benchmarking, provided an overview of relevant disclosure frameworks, and led our initial materiality assessment with key internal stakeholders. Our materiality assessment focused on tailored ESG topics and included interviews of key board and senior leaders and a survey open to all employees. Responses were weighted and ranked based on a combination of their importance to our stakeholders and our business success. The materiality assessment results then were analyzed to create actionable steps that will guide us in building the initial pillars of our ESG journey, which will be overseen primarily by our Nominating and Corporate Governance Committee in partnership with our steering committee of employees from across our businesses. We intend to release our first ESG report in the next 12 months, including details regarding our strategic focus areas and ongoing initiatives that were informed by the feedback we received. This inaugural report will reflect our continuing commitment to be transparent with our stakeholders, and we are excited to share our journey with you.

Use of Third Party Advisors

Due to the Company’s acquisition strategy and highly regulated businesses, the Board has sought and retained the guidance from advisors with deep experience in risk management in the areas ranging from financial, regulatory and legal advisors relating to reciprocal exchanges, mergers and acquisition, reinsurance, warranty products, to D&O insurance. These advisors regularly attend Board or Committee meetings, including executive sessions attended by independent directors only.

Recent SEC Rules – Clawback Policy

On October 26, 2022, the SEC promulgated a new rule related to recoupment of incentive-based compensation. We intend to adopt a clawback policy as necessary to comply with this new rule when Nasdaq adopts final listing standards implementing such rule.

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Director Compensation

The Company’s director compensation program consists of cash and equity compensation. With respect to 2022, each non-employee director earned cash fees and received RSU awards in the Company’s non-employee director compensation program as set forth below. Employee directors are not compensated for their additional service provided to the Board and thus are not included. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in attending Board and Committee meetings. The director compensation program was adopted in May 2021.

■	Annual Board Cash Retainer: $30,000
■	Annual RSU Award: $80,000
■	Annual Committee Member Retainers (paid in RSUs):
o	Audit Committee: $10,000
o	Compensation Committee: $5,000
o	Nominating and Corporate Governance Committee: $3,250
o	M&A Committee: $5,000
■	Annual Additional Committee Chair Retainers (paid in RSUs):
o	Audit Committee: $20,000
o	Compensation Committee: $10,000
o	Nominating and Corporate Governance Committee: $7,500
o	M&A Committee: $10,000
■	Annual Lead Independent Director:
o	Cash: $31,875 (paid in quarterly installments)
o	RSU Award of $31,875

The number of RSUs to be granted on the grant date, which occurs annually on the date of the Company’s annual meeting of stockholders, shall be the nearest whole number of shares as determined by dividing the dollar value of the RSU Award or non-cash Retainer by the closing market price of the Company’s common stock as listed on the Nasdaq on the grant date, and if the grant date does not fall on a Nasdaq trading day, then on the last trading day prior to the grant date.

Under the non-employee director compensation program, the RSU awards will vest on the one year anniversary of the grant date, with the resale restrictions applicable to two-thirds of the RSUs expiring in equal increments on the first and second anniversaries of the vesting date. The RSUs will vest and the resale restrictions will lapse in the event the director ceases to serve on the Board due to disability, removal without cause or other termination of service. In addition, in the event of a change in control in which the awards are not effectively assumed, the RSUs will vest in full and the resale restrictions will lapse.

Directors elected by the Board between annual meetings are paid a pro rata amount of any cash fee and receive a pro-rata grant of RSUs, based on the period of their service on the Board, and any Committee for which they may be appointed.

24	2023 Proxy Statement

2022 Director Compensation Table

The following table sets forth information for the year ended December 31, 2022 regarding the compensation awarded to or earned by certain of the Company’s non-employee directors. Mr. Ehrlichman, the Company’s Chief Executive Officer, does not receive any additional compensation for his service as a member of the Company’s Board. Please see the 2022 Summary Compensation Table for the compensation paid or awarded to Mr. Ehrlichman for 2022.

	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Sean Davis Kell(3)	30,000	112,499	142,499
Rachel Lam(4)	30,000	105,330	135,330
Alan Pickerill(5)	30,000	103,248	133,248
Amanda Reierson(6)	7,500	0	7,500
Maurice Tulloch(7)	30,000	101,564	131,564
Camilla Velasquez(8)	7,500	0	7,500
Regi Vengalil(9)	61,875	133,905	195,780
Javier Saade(10)	15,469	0	15,469
Asha Sharma(11)	15,000	0	15,000
Chris Terrill(12)	7,500	0	7,500

(1)	This column reports the amount of cash compensation earned in 2022 for annual Board, and if applicable, Lead Independent Director service.
(2)

Amounts shown reflect the aggregate grant date fair value of RSU awards granted during 2022, computed in accordance with FASB ASC Topic 718. The grant date fair value of RSUs is valued using the closing price of common stock of the Company on the grant date, which was $3.89 as of June 8, 2022. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the directors. Includes the grant date fair value for RSUs which were granted in 2022 but due to their resignations in 2022, the grants made to Messrs. Saade and Terrill and Ms. Sharma were subsequently forfeited.

(3)

On June 8, 2022, Mr. Kell was granted 28,920 RSUs for Board and Committee service for the year 2022, of which 5,784 RSUs vested on the date of grant. Mr. Kell had 23,136 RSUs outstanding at December 31, 2022.

(4)

On June 8, 2022, Ms. Lam was granted 27,077 RSUs for Board and Committee service for the year 2022, of which 727 RSUs vested on the date of grant. Ms. Lam had 26,350 RSUs outstanding at December 31, 2022.

(5)

On June 8, 2022, Mr. Pickerill was granted 26,542 RSUs for Board and Committee service for the year 2022. Mr. Pickerill had 35,231 vested outstanding stock options, and 26,542 outstanding RSUs at December 31, 2022.

(6)	Ms. Reierson was appointed to the Board on October 4, 2022, therefore, Ms. Reierson did not receive any RSU grants in 2022.
(7)

On June 8, 2022, Mr. Tulloch was granted 26,109 RSUs for Board and Committee service for the year 2022, of which 402 RSUs vested on the date of grant. Mr. Tulloch had 25,707 RSUs outstanding at December 31, 2022.

(8)	Ms. Velasquez was appointed to the Board on October 4, 2022, therefore, Ms. Velasquez did not receive any RSU grants in 2022.
(9)

On June 8, 2022, Mr. Vengalil was granted 34,423 RSUs for Board and Committee service for the year 2022, of which 2,257 RSUs vested on the date of grant. Mr. Vengalil had 32,166 RSUs outstanding at December 31, 2022.

(10)	On March 15, 2022, Mr. Saade resigned from the Board, therefore, Mr. Saade did not receive any RSU grants in 2022.
(11)	On June 17, 2022, Ms. Sharma resigned from the Board, therefore, Ms. Sharma did not receive any RSU grants in 2022.
(12)	On March 15, 2022, Mr. Terrill resigned from the Board, therefore, Mr. Terrill did not receive any RSU grants in 2022.

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PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023

General

The Board is asking our stockholders to ratify the appointment by the Audit Committee of Ernst & Young LLP, as the independent registered public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2023. Stockholder ratification of such selection is not required by our Bylaws or any other applicable legal requirement. However, the Board is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to continue to retain EY for the fiscal year ending December 31, 2023 and future years. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.

EY has audited our financial statements since 2015. A representative of EY is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Vote Required

The affirmative vote of the majority of our shares of common stock present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal 2. An abstention on Proposal 2 will have the same effect as a vote “AGAINST” Proposal 2. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 2.

Recommendation of The Board and Audit Committee

THE BOARD AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

26	2023 Proxy Statement

Audit Fees and Audit Committee Report

In this section of the proxy statement, we discuss the fees paid to our independent auditor and provide the report of the Audit Committee for the year ended December 31, 2022.

Accountant Fees and Services

The following table sets forth aggregate fees for professional service rendered by EY for the years ended December 31, 2022 and 2021.

	Years Ended December 31,
	2022	2021
	($)	($)
Audit fees(1)	5,178,000	2,896,000
Audit-related fees(2)	—	503,000
Tax fees(3)	403,000	673,000
All other fees	—	—
Total fees	5,581,000	4,072,000

(1)

Audit fees above are professional services for the annual audits of our financial statements and internal control over financial reporting, reviews of interim financial statements, professional consultations with respect to accounting issues directly related to the financial statement audit, and services rendered in connection with the filing of our registration statements and security offerings.

(2)	Audit-related fees include fees and expenses for due diligence in connection with acquisitions, and related accounting consultations.
(3)	Tax fees generally include fees related to tax compliance, tax planning and advice and tax due diligence in connection with acquisitions.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Board Committees” and “Report of the Audit Committee.”

Pre-Approval Policy

According to policies adopted by the Audit Committee and ratified by the Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.

The Audit Committee approved all services provided by EY during the years ended December 31, 2022 and 2021. The Audit Committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.

Report of the Audit Committee

The Audit Committee oversees our independent registered public accounting firm and assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and

ir.porchgroup.com	27

independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the Audit Committee:

■	reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2022 with management and EY;
■	discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
■	discussed the effectiveness of internal controls over financial reporting (ICFR), as well as other important financial accounting and reporting issues with management and EY;
■	received the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board; and
■	discussed with EY their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC. The Audit Committee also appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Javier Saade Margaret Whelan
Submitted by the Audit Committee of the Board: Alan Pickerill, Chair Rachel Lam Maurice Tulloch

28	2023 Proxy Statement

EXECUTIVE OFFICERS

The following table sets forth information with respect to our executive officers as of April 11, 2023:

Matthew Ehrlichman	Shawn Tabak	Matthew Neagle
Chief Executive Officer and Chairman	Chief Financial Officer	Chief Operating Officer

Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of Matthew Ehrlichman is provided above in “Proposal 1: Election of the Class III Directors Named in This Proxy Statement— Board Nominees — Class III Directors.”

Shawn Tabak	Age: 43

Shawn Tabak was appointed Chief Financial Officer of the Company in November 2022. Most recently, he served as the Chief Financial Officer of Naked Wines, Plc (LSE: WINE), a leading direct-to-consumer wine business from 2020 to 2022. Previously, Mr. Tabak served as Vice President of Finance at Upwork, Inc. from March 2020 to December 2020, Vice President of Investor Relations and Treasury at Shutterfly, LLC from 2016 to 2020 and as Chief Finance Officer and Senior Vice President of Finance at Clean Power Finance, Inc. from 2012 to 2016. He began his career at KPMG LLP, where he earned his CPA and advised clients across the technology and internet sectors on M&A and other finance transactions. Mr. Tabak holds a B.A. in Economics from the University of California, Santa Barbara.

Matthew Neagle	Age: 44

Matthew Neagle is Chief Operating Officer for the Company. As Chief Operating Officer, Mr. Neagle leads efforts to drive organic growth of Porch's software and services platform and manages the day-to-day rhythms of the business. Previously, he also served as Porch's Chief Revenue Officer from 2017 to 2020, Porch's Chief Customer Officer from 2016 to 2017 and Porch's Vice President, Operations from 2014 to 2016. Prior to joining Porch, Matthew worked at Amazon, leading the expansion of Kindle into stores in China, India, and Japan and at Google, leading the teams to help small businesses to acquire and retain customers online through AdWords. Matthew is a long-time leader, alumnus and supporter of AIESEC, the world's largest student organization. He holds a B.A., B.S.E. and M.B.A. from the University of Michigan.

CERTAIN RELATIONSHIPS AND RELATED Person TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in the sections titled “Director Compensation” and “Executive Compensation,” we describe below any transaction, arrangement or relationship, since January 1, 2022 to which we have been a party, in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; the Company or any of its consolidated subsidiaries is or will be a participant; and in which any of our directors, nominees for director, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

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Certain Relationships and Related Person Transactions

Indemnification Agreements

The Company entered into indemnification agreements with its directors and executive officers. Those indemnification agreements and the Bylaws require the Company to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Grant of Restricted Stock to Ehrlichman

Mr. Ehrlichman was granted a restricted stock award under the 2012 Stock Plan which was converted into an award of 1,000,000 restricted shares of the Company upon the closing of the business combination. The award will vest in one-third installments if certain stock price triggers are achieved within 36-months following the closing of the business combination as follows: (i) one-third (1/3) of the shares will vest if the closing price of a share of the Company’s common stock are is greater than or equal to $18.00 over any 20 trading days within any 30-consecutive trading day period; (ii) one-third (1/3) of the shares will vest if the closing price of a share of the Company’s common stock is greater than or equal to $20.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a share of Company’s common stock is greater than or equal to $22.00 over any 20 trading days within any 30-consecutive trading day period. As of December 31, 2022, only the shares described in clause (iii) of the prior sentence had not vested. If Mr. Ehrlichman’s employment with the Company or its affiliates is terminated prior to the award being fully vested, then the award will be terminated and cancelled, provided that if Mr. Ehrlichman’s employment is terminated by the Company or its affiliates without Cause or Mr. Ehrlichman resigns due to Good Reason (in each case, as defined in the award agreement), the award will remain outstanding and will vest to the extent the stock price triggers are achieved during the 36-month period.

Procedures with Respect to Review and Approval of Related Person Transactions

The Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

■	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a director of the Company or a nominee for director of the Company;
■	any person who is known by the Company to be the beneficial owner of more than five percent (5%) of our voting stock;
■	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and
■	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The Company also adopted policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its Audit Committee charter, the Audit Committee will have the responsibility to review related person transactions

30	2023 Proxy Statement

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our General Counsel or the Chair of the Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee, (or, if so, determined by the Audit Committee, the disinterested members of the Board). Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction if it deems ratification appropriate under the circumstances. The policy also permits the Chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit and finance committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee (or, if so, determined by the Audit Committee, the disinterested members of the Board) after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit and finance committee will review and consider:

■	The size of the transaction and the amount payable to a related person and the transaction’s material terms;
■	The nature of the interest of the related person in the transaction;
■	Whether the transaction may involve a conflict of interest or would impair the ability of a director or executive officer to act in the best interests of the Company;
■	Whether the transaction was undertaken in the ordinary course of our business;
■	The business rationale for the transaction;
■	Whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties; and
■	Any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit and finance committee may impose any conditions on the related person transaction that it deems appropriate. In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

■	Any indebtedness incurred for the purchase of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business;
■	Any transaction in which the rates or charges involved in connection therewith are determined by competitive bids;
■	Any transaction in which the interest of the related person arises solely from the ownership of a class of equity securities of the Company and all holders of that class of equity securities of the Company receive the same benefit on a pro rata basis;
■	Any transaction where the related person’s interest derives solely from his or her direct or indirect ownership (together with the ownership of any other related person) of less than a 10% equity interest in another entity’s (other than a partnership) outstanding equity which is a party to the transaction;

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■	Any transaction where the related person’s interest derives solely from his or her position as a limited partner in a partnership in which the related person and all other related persons have an interest of less than 10%, and the related person is not a general partner of and does not hold another position in the partnership;
■	Any transaction where the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;
■	Any employment relationship or transaction (including equity awards) involving an executive officer if (a) the related compensation is reported pursuant to Item 402 of Regulation S-K or (b) the executive officer is not an immediate family member of another executive officer or director of the Company and the related compensation would have been reported under Item 402 of Regulation S-K if the executive officer was a “named executive officer” (as defined in Item 402 of Regulation S-K) and the Compensation Committee approved (or recommended that the Board approve) such compensation;
■	Any compensation (including equity awards) paid to a director of the Company if the compensation is reported pursuant to Item 402 of Regulation S-K and the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;
■	Any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;
■	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;
■	Any charitable contribution, grant, endowment or pledge by the Company to a charitable organization, foundation or university where the related person’s only relationship with that organization is as a director and the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts;
■	Any indemnification payments and advancement of expenses made pursuant to the Company’s certificate of incorporation or bylaws or pursuant to any agreement or instrument the form of which was previously approved by the Board or a committee thereof; or
■	Any transaction pre-approved by the Audit Committee in accordance with the policy.

32	2023 Proxy Statement

Proposal 3: APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

The Compensation Committee values the perspectives of stockholders regarding our NEO compensation philosophy and program through an annual “say on pay” advisory vote. At the 2022 annual meeting of stockholders, stockholders representing over 96% of the votes cast approved, on an advisory basis, the compensation paid by us to our NEOs.

As part of the Board’s commitment to continuous review and improvement of governance, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and as required by Rule 14a-21 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board is providing our stockholders with an opportunity to cast an advisory (non-binding) vote on a resolution to approve the compensation of our NEOs.

The principal objective of our compensation programs is to attract, retain and motivate key executives responsible for our success by rewarding individual and Company performance in a way that is aligned with the Company’s and stockholders’ short and long-term interests. We do so by providing incentives that reward achievement of performance goals that are designed to correlate with the enhancement of stockholder value and tying a portion of our NEOs’ compensation to increases in stockholder value. We believe our NEO compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our NEOs to exert their best efforts for our success. We discuss our compensation philosophy and programs for the Company’s NEOs, the decisions made by the Compensation Committee under those programs, and the process utilized, and factors considered in making those decisions for our NEOs in 2022in more detail below in this proxy statement. For a discussion of how the timing of 2021 and 2022 compensation decisions significantly impacted the compensation for our CEO in 2022, as disclosed in this proxy statement, see “Executive Compensation – Key Impacts to 2022 Compensation Program” and “Executive Compensation – 2022 NEO Compensation Determinations.”

As required by Section 14A of the Exchange Act, we are asking for stockholder approval of the compensation of our NEOs. The Board recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of Porch Group, Inc. approve, on an advisory basis, the compensation of the Company’s NEOs identified in the 2022 Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Executive Compensation” in this proxy statement).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s NEO compensation program, values the opinions expressed by stockholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and will consider whether any actions are necessary to address those concerns. The Board has adopted a policy providing for an annual advisory vote to approve NEO compensation. Unless the Board otherwise modifies this policy, the next advisory vote will be at the 2024 annual meeting of stockholders.

Vote Required

The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

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Recommendation of The Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

34	2023 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section of the proxy statement, we discuss our compensation philosophy and programs for our NEOs, the decisions made by the Compensation Committee under those programs, and the process utilized and factors considered in making those decisions for our NEOs in 2022.

For the 2022 compensation program for our NEOs, the Compensation Committee worked with its executive compensation consultant to design a program that retained certain aspects of the 2021 executive compensation program, while incorporating objective performance measures to increase the focus on incentivizing our NEOs and other key employees to deliver value to our stockholders. We expect that the Company’s NEO compensation philosophy and programs will continue to evolve to reflect its status as a maturing publicly-traded company, while still supporting the Company’s overall business and compensation objectives.

Our NEOs

In accordance with SEC rules and regulations, our NEOs for 2022 include our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. Also, in accordance with SEC rules, Marty Heimbigner, our former Chief Financial Officer, is an NEO for 2022 based on his service as the Company’s Chief Financial Officer during the year. Mr. Heimbigner separated from the Company on December 15, 2022.

Matthew Ehrlichman	Shawn Tabak	Matthew Neagle
Chief Executive Officer and Chairman ■ Porch Group CEO and Chairman since December 2020 ■ Legacy Porch CEO since 2011	Chief Financial Officer ■ Porch Group CFO since November 2022	Chief Operating Officer ■ Legacy Porch and Porch Group COO since July 2020 ■ Legacy Porch Chief Revenue Officer from March 2017 to July 2020 ■ Legacy Porch employee since 2013

Key Impacts to 2022 Compensation Program

Upon becoming a publicly-traded company, the Compensation Committee supported a flexible approach to executive compensation to guide the transition, in terms of purpose, objective and terms, enabling the Compensation Committee to make compensation decisions tailored to each NEO. Thereafter, in early 2022, the Compensation Committee, together with input from management and counsel from the Compensation Committee’s advisors, held a significant number for formal and informal meetings to review appropriate benchmarking, and took steps to design and implement programs reflective of a maturing publicly-traded company.

The compensation disclosed for Messrs. Ehrlichman and Neagle in 2021 and 2022 were significantly impacted by the timing of the Compensation Committee’s approvals. Although the Board approved the “Together We Win” (“TWW”) program in September 2021 (a special, one-time equity award program for all Company employees on the payroll as of August 1, 2021, and having an equity award pool with a grant value of $25.1 million), the equity award pool did not include the Company’s executive officers, as the Compensation Committee intended to align such program with its annual equity awards to our NEOs. On February 10, 2022, the Compensation Committee granted Mr. Ehrlichman a TWW RSU award, along with a 2021 annual PRSU award and a 2021 annual RSU Award, collectively, the “February 2022 Grants.” For a detailed discussion of Mr. Ehrlichman’s February 2022 Grants, see “Equity Awards Granted in February 2022 relating to 2021 NEO Compensation – CEO.” Previously, on November 16, 2021, the Compensation Committee granted Mr. Neagle a TWW RSU award, along with a 2021 annual PRSU award and a 2021 annual RSU award.

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As a result of the foregoing timing of the February 2022 Grants, Mr. Ehrlichman’s reported compensation for 2022 includes multiple years of equity awards. Furthermore, in accordance with FASB ASC Topic 718, the design of the TWW RSU and annual equity awards result in the full grant date fair value of all such awards being recognized as of the grant date in February 2022. This is in contrast to the PRSUs granted in May 2022, which under FASB ASC Topic 718 results in the grant date fair value being recognized only for one-third of the PRSU award (and the maximum to be earned on the first tranche of target). Thus, the February 2022 Grants represent approximately 85% of Mr. Ehrlichman’s reported compensation in 2022.

2022 Realizable Pay – CEO

The Compensation Committee considers every element of compensation, both potential and realized, when reviewing the effectiveness of the Company’s NEO compensation programs. Realizable Pay, as defined below, considers the intrinsic value of equity awards, providing a perspective on how changes in stock price and actual incentive award payouts impact the values of awards granted within a given period. The table below demonstrates the difference in Mr. Ehrlichman’s total compensation reported in the Summary Compensation Table versus Realizable Pay. For the period encompassing fiscal years 2020, 2021 and 2022, the three-year average reports Realizable Pay at only 28% of the totals reported in the Summary Compensation Table.

Mr. Ehrlichman’s Realizable Pay as of December 31, 2022 is provided in the table below.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Restricted Stock Awards (RSUs) ($)	Performance Share Awards (PRSUs)(2) ($)	Stock Option Awards ($)	All Other Compensation ($)	Total ($)
Matt Ehrlichman	2022	642,230	-	1,976,335	1,135,333	-	47,926	3,801,824
Chief Executive Officer and Chairman	2021	450,000	822,840	-	-	-	0	1,272,840
	2020	361,872	1,500,000	38,801	1,880,000	-	3,322	3,783,995
	3-Yr Avg	484,701	774,280	671,712	1,005,111	-	17,083	2,952,886
(1)	Mr. Ehrlichman was eligible for a non-equity incentive plan target of $600,000 in 2022, however the year-end performance threshold was not met and no payment was made.
(2)

Values listed for PRSUs represent realizable values for equity awards granted in the year listed using the share price as of fiscal year end 2022. The 2020 PRSU value represents the award made on December 21, 2020 of 1,000,000 shares, of which two-thirds were earned as of December 31, 2022, and the remaining one-third is subject to a performance period still in progress, which expires in December 2023, and valued as the target number of shares. The 2022 PRSU value represents the sum of realizable values for two separate PRSU grants within the year: (1) grant on February 10, 2022 of 589,160 target shares, of which one-third did not meet the performance threshold for any payout and are valued at zero, and the remaining two-thirds which are subject to a performance period still in progress and are valued at the target number of shares; and (2) grant on May 20, 2022 of 211,127 target shares, of which all shares are subject to a performance period still in progress are valued at the target number of shares.

36	2023 Proxy Statement

The Company’s Summary Compensation Table is provided on page 51 which includes detail on the pay elements in total compensation. The Grants of Plan-Based Awards table is provided on page 52, which includes details on equity and non-equity incentive plan awards granted in 2022. Details for outstanding equity awards are included on page 53 in the table Outstanding Equity Awards at 2022 Fiscal Year-End.

The Company’s Pay versus Performance disclosure is provided on page 61. The Pay versus Performance table includes details on "compensation actually paid” which differs from both Summary Compensation Table total compensation and realizable pay. “Compensation actually paid” as defined by the SEC focuses on the changes in value within the time period for all outstanding awards granted both prior to and within the measured time period.

Realizable Pay is defined as the total of the following pay elements. The period end date for each year in the table above refers to December 31, 2022.

■	Salary: as reported in the Summary Compensation Table.
■	Bonus: sum of “Bonus” and “Non-Equity Incentive Plan Compensation” as reported in the Summary Compensation Table.
■	Restricted Stock Awards (RSUs): calculated as number of all shares granted during the period, valued at the share price at the period end date.
■	Performance Share Awards (PRSUs): calculated as number of all shares earned during the period (for completed performance periods) valued at the share price at the period end date. For performance award cycles that remain outstanding, the award is valued using the target number of shares at the period end date. The use of target shares for outstanding performance-based equity is customary in calculating Realizable Pay; however, it does not reflect the actual probability of performance achievement as of the end of the applicable period.
■	Stock options: calculated as number of options granted, valued at the spread between the strike price and share price at the period end date. Out-of-the-money options as of the period end date are valued at zero.
■	All Other Compensation: as reported in the Summary Compensation Table.

Our 2022 NEO Compensation Program

For the 2022 NEO compensation program, the Compensation Committee continued to transition the Company’s NEO compensation philosophy and practices to be reflective of a public company of similar maturity, market and operations. In particular, the Compensation Committee worked with its executive compensation consultant to design a program that retained certain aspects of the 2021 NEO compensation program, and incorporated objective measures to increase the focus on incentivizing our NEOs and other key employees to deliver value to our stockholders.

key objectives OF OUR COMPENSATION philosophy:
■
Link NEO compensation to Company performance through utilization of performance-based equity as a significant portion of total compensation
■
Attract and retain a highly qualified executive leadership team
■
Motivate our executive leadership team to execute our long-term growth strategy
■
Allow for above-market total compensation that aligns to the competitive market
■
Include appropriate risk mitigants in incentive programs

The Compensation Committee is committed to designing our incentive programs to align with our long-term strategy and further enhance pay-for-performance. In order to achieve the Company’s strategic vision of reinventing the homeownership journey, the Compensation Committee and Company are committed to providing a market-competitive total compensation program to attract and motivate a competent and highly-qualified workforce and to retain top-performing industry employees. Our compensation philosophy also intends to address the shared interests of many of the Company’s stakeholders.

ir.porchgroup.com	37

The Compensation Committee uses benchmarking for our NEOs as a reference point to align with the competitive market. In 2022, the Compensation Committee targeted the market median for base salary and target total cash compensation, and the 75th percentile of market for annual long-term equity awards; provided, however, the Compensation Committee targeted above the 75th percentile for each of the February 2022 Grants to Mr. Ehrlichman due the significant focus on performance-based equity with very challenging performance goals. However, the Compensation Committee retains and utilizes significant discretion and flexibility to vary from benchmarking targets based on Company and individual performance, the person’s scope of role, skills, experience and criticality to the business, internal pay equity and similar factors.

We provide our stockholders with the annual opportunity to cast an advisory vote on our NEO compensation through a Say on Pay proposal. At the 2022 annual meeting of stockholders, stockholders representing approximately 96% of the votes cast approved, on an advisory basis, the compensation paid by us to our NEOs. The Compensation Committee considered stockholder support for our NEO compensation policies and practices based on these results, and although no material changes were made to our compensation policies and practices in 2022 or 2023 as a result, the Compensation Committee will continue to assess the NEO compensation program in light of our transition to having a NEO compensation philosophy and related practices that are reflective of a public company of similar maturity, market and operations. The Compensation Committee will continue to consider the results of future Say on Pay votes, including results for the current year when available, when making future compensation decisions for our NEOs.

38	2023 Proxy Statement

Summary of 2022 NEO compensation programS
■
Adopted a Senior Level Performance Bonus Plan for 2022, which features:
o
Use of key, objective Company performance metrics (revenue and Adjusted EBITDA (loss) as a percentage of revenue) representing 85% of the target bonus, with payouts subject to achievement based on a combined performance grid of both metrics
o
Compensation Committee discretion for 15% of the target bonus, as the Company transitions from a fully discretionary bonus program for NEOs in prior years to an objective, performance-based plan
o
A Committee-approved adjustment policy for performance metrics that provides objective methodology for addressing extraordinary events
o
Fixed payout caps of 200% of the target bonus of each NEO
o
Compensation Committee’s annual discretion to pay earned bonus in cash or equity

■
Approved Long-Term Incentive annual equity program, which features:
o
Mix of RSUs and PRSUs, where PRSUs represent a significant portion of program
o
Up to one-third of the target PRSUs may be earned each year if specified stock price hurdles and annual revenue condition is satisfied, with up to 200% of the target PRSUs eligible to be earned in the third performance year based on specified stock price hurdles and annual revenue condition; any earned PRSUs only vest at the end of the three-year performance period; fixed payout cap of 200% of target PRSUs
o
RSUs subject to time-based vesting over approximately four years

■ Employment agreements with CEO, CFO and COO o Specified severance and change-in-control benefits superseding equity award agreement treatment o Double-trigger change-in control benefits

2022 NEO Compensation Components

Element	Philosophy & Objective
Salary
■
Attracts talent in a competitive market
■
Increases are not automatic or guaranteed, which incentivizes achievement of individual and Company performance goals
■
Provides stable income during downturns in our industry or economy

Short-Term Incentive Awards
■
Bonus Plan supports a “pay-for-performance” culture in practice due to a substantial portion of the payout based on two key, objective Company performance metrics
■
Target bonuses based on benchmarking and individual performance assists in motivation of key talent

Long Term Incentive Equity Awards
■
Aligns with the long-term interests of stockholders
■
Reinforces long-term strategic business objectives
■
Multiple equity vehicles provide diverse incentives for NEOs – RSUs provide full value on grant and retention, and PRSUs are focused on achievement of specific performance metrics and long-term value creation

2022 NEO Compensation Determinations

Although the Company’s NEO compensation strategy continues to evolve, the Company’s compensation elements continue to consist of a combination of base salary, annual incentive awards, long-term incentives and other benefits as described below.

ir.porchgroup.com	39

BASE SALARY

Base salaries are reviewed on at least an annual basis. Mr. Ehrlichman’s annual base salary was increased to $600,000 (previously $420,000) and his annual target bonus was established at 100% of base salary (with a 0% - 200% bonus payout opportunity determined for 2021). The foregoing changes were each effective October 1, 2021 to align with the compensation change timing for Mr. Neagle. In November 2022, Mr. Tabak joined the Company at a base salary of $390,000. For 2022, Mr. Neagle’s base salary remained unchanged at $400,000 per year due to his recent compensation change on October 1, 2021. In April 2022, Mr. Heimbigner’s base salary was increased from $350,000 to $390,000 per year, effective October 1, 2021 to also align with the compensation change timing for Mr. Neagle.

The following table sets forth the base salaries in effect for our NEOs at December 31, 2021and 2022, except for Mr. Heimbigner, who’s last day with the Company was December 15, 2022.

Name	2021 ($)	2022 ($)
Matthew Ehrlichman	420,000	600,000
Shawn Tabak	--	390,000
Matthew Neagle	400,000	400,000
Martin Heimbigner	350,000	390,000

2022 SHORT-TERM INCENTIVE – SENIOR LEVEL Performance bonus plan

In May 2022, the Compensation Committee approved the Senior Level Performance Bonus Plan (the “2022 Bonus Plan”). Pursuant to the 2022 Bonus Plan, Messrs. Ehrlichman and Neagle were each eligible to receive bonuses with respect to 2022 performance.

Pursuant to Mr. Tabak’s employment agreement, he did not participate in the 2022 Bonus Plan. Pursuant to the Former CFO Offer Letter, Mr. Heimbigner did not participate in the 2022 Bonus Plan; instead he was eligible for a short-term incentive program relating to his anticipated contributions during his transition from the Company. The Former CFO Offer Letter is more fully described below under “CFO Transition Cash Bonus Program.”

CEO and COO Targets. For each of Messrs. Ehrlichman and Neagle, the bonus targets remained unchanged for 2022, and were a percentage of base salary (using the actual eligible paid salary in the applicable year). On October 1, 2021, Mr. Neagle’s target bonus was changed from 40% to 100%.

The following table sets forth the bonus targets in effect for Messrs. Ehrlichman and Neagle in 2021 and 2022.

Name	2021	2022
Matthew Ehrlichman	100%	100%
Matthew Neagle	100%	100%

40	2023 Proxy Statement

Messrs. Ehrlichman and Neagle’s bonuses under the terms of the 2022 Bonus Plan were based on the following components:

■	85% of the target bonus was earned based upon the achievement of two objective Company performance metrics, Revenue and Adjusted EBTIDA (loss) as a percentage of Revenue (each as defined below), for the annual performance period of 2022. The performance goals to achieve a target bonus were based upon the Company’s 2022 budget, subject to adjustments approved by the Compensation Committee in accordance with its objective adjustment policy. This performance-based portion had a threshold and maximum bonus opportunity of 50% and 200% of the applicable target bonus based upon an combined performance grid for both metrics; and
■	15% of the target bonus was earned in the Compensation Committee’s discretion. This discretionary portion had a maximum bonus opportunity of 200% of the applicable target bonus.

The target performance goals – Revenue and Adjusted EBITDA (loss) as a percentage of Revenue – were shared publicly in 2022, as approved by the Audit Committee. These performance goals were intended to be reasonably challenging and designed to appropriately incentivize and reward strong performance. The Compensation Committee determined that it was appropriate to use the performance metrics described above because they are viewed as key performance metrics aligned with profit and loss, and earnings performance and support overall stockholder value creation. We use Adjusted EBITDA (loss) as a percentage of Revenue, a non-GAAP financial measure, as a supplemental measure of the Company’s financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. We believe that the use of this non-GAAP financial measure provides investors with useful information to evaluate the Company’s operating and financial performance and trends and in comparing Porch’s financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, our definition and methodology in calculating this non-GAAP measure may not be comparable to those used by other companies. The 2022 Bonus Plan utilizes the same definition of Revenue and Adjusted EBITDA (loss) as a percentage of Revenue as are used for purposes of the Company’s external reporting to stockholders with adjustments (if any) approved on an exception basis by the Compensation Committee as detailed below.

■	Revenue is defined as GAAP total Revenue.
■	Adjusted EBITDA (loss) as a percentage of Revenue is defined as Adjusted EBITDA (loss) divided by GAAP total Revenue, where Adjusted EBITDA (loss) is defined as net income (loss) adjusted for interest expense, net, income taxes, other expenses, net depreciation and amortization, certain non-cash long-lived asset impairment charges, stock-based compensation expense and acquisition-related impacts, including compensation to the sellers that requires future service, amortization of intangible assets, gains (losses) recognized on changes in the value of contingent consideration arrangements, if any, gain or loss on divestures and certain transaction costs.

See Appendix B of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for the reconciliation of Adjusted EBITDA (loss) to net income (loss), which is the most directly comparable measure under GAAP.

In addition, the Compensation Committee pre-approved an adjustment policy for the 2022 Bonus Plan, which includes adjustments for accounting changes and acquisitions. Accounting adjustments will be made if material accounting treatment changes have occurred since the Company’s approved financial budget for the performance period, regardless of whether the changes are favorable or unfavorable, and do not reflect underlying performance of the business. Acquisition adjustments to the performance goals may be made if the timing of an acquisition does not close around the time such closing was forecasted for purposes of budget, and acquisitions for consideration of at least $10 million would be added on a pro forma basis to the performance goals based on a mid-case model approved at the time of the acquisition transaction, adjusting for the post-close period and any relevant seasonality, and the business results of the acquired company would be included in the actual performance of the Company from the date of acquisition. Any acquisition adjustment must be approved by Mergers and Acquisitions Committee. The purpose of these adjustments is to ensure the measurement of performance reflects factors that management can directly control and that payout levels are not artificially inflated or impaired by acquisition impacts.

Financial Performance Goal Setting. The chart below sets forth the threshold, target and maximum goals for the financial performance metrics of the 2022 Bonus Plan established by the Compensation Committee:

Adjusted Revenue)

ir.porchgroup.com	41

	Revenue ($)	Adjusted EBITDA (% of Revenue)
Threshold Performance	$260M	> (13.5%)
Target Performance	$305M	(10.5%)
Maximum Performance	$355M	< (7%)

2022 Bonus Plan Results. For purposes of the 2022 Bonus Plan including the Permitted Adjustments, our Revenue was approximately $276 million, and Adjusted EBITDA (loss) as a percentage of Revenue was (18)%, which were below the threshold performance level on a combined basis. This performance achievement resulted in no bonus being earned with respect to the achievement of two objective Company performance goals. In addition, the Compensation Committee concluded that no bonus was earned with respect to the discretionary portion. Accordingly, there were no payouts under the 2022 Bonus Plan for Messrs. Ehrlichman and Neagle.

FORMER CFO transition CASH Bonus program

Pursuant to the terms of the Former CFO Offer Letter, Mr. Heimbigner received severance of $175,000 on April 8, 2022.

Pursuant to the terms of the Former CFO Offer Letter, Mr. Heimbigner was eligible for a 2022 transition cash bonus program of $250,000 in the aggregate, with 40% earned upon timely filing of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2022 (such timely filing, the “10-Q Event”) and, subject to the Company electing to extend Mr. Heimbigner’s transition services thereafter, the remaining 60% earned upon timely filing of the Form 10-K (such timely filing, the “10-K Event”). To earn the bonus, in each case, Mr. Heimbigner was to remain continuously employed in good standing through the applicable milestone date. Mr. Heimbigner earned $100,000, as the 10-Q Event was achieved; which was paid on January 13, 2023. No bonus was earned or paid for the 10-K Event as Mr. Heimbigner separated from the Company on December 15, 2022.

In addition, on account of Mr. Heimbigner’s contributions to the Company in 2022 as of August 2022, and those anticipated to occur thereafter, he was eligible for a discretionary cash bonus with a target bonus of $205,000 per 360-day period, subject to a maximum payout of $247,708. The Compensation Committee approved this discretionary cash bonus of $170,833, which was paid on January 13, 2023.

2022 Long-Term incentive program

On May 20, 2022, the Compensation Committee approved the 2022 long-term incentive program for Messrs. Ehrlichman and Neagle. The 2022 long-term incentive program reflects the Company’s evolving compensation philosophy and practices by utilizing both PRSUs and RSUs. Each of the equity awards was granted pursuant to the Porch Group, Inc. 2020 Stock Incentive Plan (the “2020 Stock Plan”).

The Compensation Committee determined to use PRSUs based on the key financial measures, in particular, (1) absolute share price achievement hurdles, because such award vehicle is transparent and directly aligned with stockholder value, as well as being tied to the long-term, objective financial and operational performance goals of the Company and (2) a revenue component.

2022 LTI Equity Awards – CEO and COO. The grant value of the May 2022 long-term incentive (“LTI”) equity awards for Messrs. Ehrlichman and Neagle, which constitute the annualized grant as part of the 2022 NEO compensation program are listed in the table below.

42	2023 Proxy Statement

Name	2022 Annual PRSU Award ($)	2022 Annual RSU Award ($)
Matthew Ehrlichman(1)	$3,750,000	1,250,000
Shawn Tabak(2)	―	―
Matthew Neagle	1,250,000	1,250,000
Martin Heimbigner(3)	―	―
(1)

This chart does not reflect certain PRSUs and RSUs which were granted to Mr. Ehrlichman in February 2022 under the TWW Program, and the 2021 Annual RSU Award (CEO) and 2021 Annual PRSU Award (CEO), which are described below. These awards were intended to reflect grants under the 2021 NEO compensation program and are described below under “Equity Awards Granted in February 2022 relating to 2021 NEO Compensation – CEO.” Due to the timing of the grant, these awards are included in the “2022 Summary Compensation Table” and “2022 Grants of Plan-Based Awards.”

(2)	See “New Hire Award – New CFO” below for a description of Mr. Tabak’s new hire equity award granted in December 2022.

(3) See “Former CFO Transition Arrangement” below for a description of Mr. Heimbigner’s transition arrangement, including information relating to payments in lieu of severance, and payments pursuant to a short-term bonus opportunity and a non-equity incentive program.

■	Understanding the Differences: Grant Date Fair Value of PRSUs in the 2022 Summary Compensation Table vs. Grant Value of PRSUs Approved by the Compensation Committee. As discussed below, the PRSUs awarded to Messrs. Ehrlichman and Neagle in May 2022 may be earned annually over a three-year period based on the attainment of performance goals that are set and measured in each year of the three-year period. This results in differences between the reported PRSU award grant date fair value in the Summary Compensation Table for 2022, which is based on FASB ASC 718, and the target PRSU award grant value that was approved by the Compensation Committee that is detailed in the table above.

The grant date fair value in the Summary Compensation Table for 2022 is determined under FASB ASC Topic 718, which stipulates that a grant date is established when the underlying terms of the award are fixed. Because the revenue condition for the PRSU awards granted in May 2022 are set on an annual basis, the grant date and associated award grant date fair value are established annually over the three-year performance period. In addition, the grant date fair value in 2022 and 2023 is impacted by the ability to earn only up to one-third of the target PRSU. However, in 2024, up to 200% of the target PRSU may be earned and therefore such grant date fair value may be significantly higher than in the first two years.

On the other hand, the Compensation Committee reviewed and approved the PRSUs based on a grant value for the total award (in the amounts noted above), based on benchmarking against the peer group and related market data.

■	Grant Values. The grant values were denominated in RSU awards and PRSU awards (for the total target awards to Messrs. Ehrlichman and Neagle, of 633,446 PRSUs and 211,149 PRSUs, respectively) based on the 30-day VWAP of a share of common stock of the Company ending on April 29, 2022, which was also used for all Company employees who were granted annual equity awards in April 2022.
■	Annual Equity Award (PRSUs). Each of the PRSU awards are subject to two performance goals each year over a three-year performance period (each year, an “Achievement Period”):
●	Absolute share price, based upon the closing price of a share of common stock of the Company being equal to or greater than the specified prices (which were calculated based upon compound annual growth rates of the VWAP Common Stock Price) set forth in the performance grid (see below) over any 20 trading days within any 30 consecutive trading-day period during the applicable Achievement Period (the “Absolute Share Price”), and
●	Trailing twelve-month revenue (the “TTM Revenue Condition”), based upon the Company’s actual annual revenue achieving at least 80% of the revenue as set forth in the Board-approved Company budget for the fiscal year that ends on December 31 of the applicable Achievement Period; provided that, if the TTM Revenue Condition was not achieved in the prior Achievement Period, the TTM

ir.porchgroup.com	43

Revenue Condition set forth for the next fiscal year will be increased by the percentage difference between actual revenue and the TTM Revenue Condition for the prior Achievement Period prior to the application of the 80% calculation for the current Achievement Period.
	Starting Share Price ($5.92)*	2022 Achievement Period	2023 Achievement Period	2024 Achievement Period	Earned PRSUs (% of Target)
CAGR* Achievement	15%	$6.81	$7.83	$9.00	50% of 1/3rd of Target Award
	20%	$7.10	$8.52	$10.23	100% of 1/3rd of Target Award
	25%	--	--	$11.56	150% of Full Target Award
	30%	--	--	$13.01	200% of Full Target Award

*The compound annual growth rate (CAGR) values were determined by using VWAP common stock price of the Company upon the grant date of the first tranche.

For the 2022 Achievement Period, the TTM Revenue Condition was $305 million. For 2023 and 2024, the TTM Revenue Condition will be determined by the Compensation Committee as set forth above.

On May 20, 2022, Messrs. Ehrlichman and Neagle were each awarded one-third of the target PRSU award, or 211,149 RSUs, and 70,383 PRSUs, respectively, for the 2022 Achievement Period. The date of grant for the one-third of the PRSU award for the 2023 Achievement Period will occur when all the definitive terms for such award are known, i.e. the determination of the 2023 TTM Revenue Condition. Likewise, the date of grant for the final PRSU award for the 2024 Achievement Period will occur when all the definitive terms for such award are known, i.e. the determination of the 2024 TTM Revenue Condition. As such, under FASB Topic 718, the grant date fair value of the 2022 PRSUs approved in May 2022 related to only one-third of the target PRSUs, which could only be earned up to target.

For the Achievement Periods in each of 2022, 2023 and 2024, the participant can earn 50% and 100% of one-third of the PRSUs (with straight-line interpolation between threshold and target) based upon the Absolute Share Price achieving threshold and target amounts, provided that the TTM Revenue Condition target is also met for the applicable Achievement Period. For the Achievement Period in 2024, the participant can also earn between 100% to 200% of the full target PRSU award if the Absolute Share Price exceeds target and maximum amounts and the TTM Revenue Condition target is met for 2024; provided, that the maximum payout of the PRSU award is 200% of the target PRSUs for all Achievement Periods. Any earned PRSUs will vest as of the Compensation Committee’s determination of actual performance following the Achievement Period in 2024, subject to the individual’s employment or service with the Company as contemplated in the PRSU Award Agreement as well as the terms of their employment agreements.

No PRSUs were earned for the 2022 Achievement Period. In addition, the 2022 actual revenue was lower than the 2022 TTM Revenue Condition by 9.5%, and therefore the 2023 TTM Revenue Condition based on 80% of the budget will be increased by such amount.

■	Annual Equity Award (RSUs). Each RSU represents the right to receive, upon vesting, one share of common stock of the Company. On May 20, 2022, Messrs. Ehrlichman and Neagle were each granted 211,149 time-based RSUs. The RSU awards will vest 25% on April 1, 2023, then 1/6th of the remaining RSUs shall vest every 6 months for the next 36 months, subject to the individual’s employment or service with the Company as contemplated in the RSU Award Agreement as well as the terms of their employment agreements.

44	2023 Proxy Statement

■	Recoupment Provisions. The 2022 LTI Equity Awards granted to Messrs. Ehrlichman and Neagle, and the New Hire Award granted to Mr. Tabak, provide for a forfeiture of such awards (and a clawback of specified proceeds to the extent such awards have vested) for any material breach of specified restrictive covenants related to Company policies and additional restrictive covenants, including non-competition, non-solicitation, non-disparagement, assignment of proprietary rights and confidentiality. The award agreements contemplate the amendment of such provisions when the Company adopts a formal clawback policy applicable to our NEOs.

Equity Awards Granted in February 2022 relating to 2021 NEO Compensation – CEO. On February 10, 2022, the Compensation Committee granted the February 2022 Grants to Mr. Ehrlichman. These equity awards were intended to be part of the 2021 NEO compensation program. For detail on the purpose, objectives and decisions made by the Compensation Committee, as well as the delayed timing of these equity awards, refer to the earlier discussion in the section called “Key Impacts to 2022 Compensation Program.”

The grant values for these equity awards were as follows.

	Granted February 10, 2022
Name	TWW RSU Award relating to 2021 Compensation Program ($)	2022 Annual PRSU Award relating to 2021 Compensation Program ($)	2022 Annual RSU Award relating to 2021 Compensation Program ($)
Matthew Ehrlichman	6,000,000	3,750,000	1,250,000

As a result of the foregoing timing, Mr. Ehrlichman’s reported compensation for 2022 includes multiple years of equity awards. Furthermore, in accordance with FASB ASC Topic 718, the design of the February 2022 Grants result in the full grant date fair value of all such awards being recognized as of the grant date in February 2022. This is in contrast to the PRSUs granted in May 2022, which under FASB ASC Topic 718 results in the grant date fair value being recognized only for one-third of the PRSU award (and the maximum to be earned on the first tranche of target). Thus, the February 2022 Grants represent approximately 85% of Mr. Ehrlichman’s reported compensation in the Summary Compensation Table for 2022.

■	Together We Win Program - TWW RSU Award (CEO) – In February 2022, the Compensation Committee granted a TWW Program award with a grant value of $6.0 million, which consisted of RSUs that vest ratably on a quarterly basis on the first day of each quarter, beginning October 1, 2021, over a 36-month vesting period, provided he continues to serve as an employee of the Company through the applicable vesting date (subject to specified exceptions).
■	Annual Equity Award - 2021 Annual PRSU Award (CEO) – In February 2022, the Compensation Committee granted PRSUs with a grant value of $3.75 million, representing 75% of the annual equity award. One-third of the PRSUs will be earned if, within 36 months following the grant date, the closing price of a share of the Company’s common stock is greater than or equal to $26.00, $28.00 and $30.00, respectively, over any 20 trading days within any 30-consecutive trading day period, provided he continues to serve as an employee of the Company through the applicable vesting date (subject to specified exceptions).
■	Annual Equity Award - 2021 Annual RSU Award (CEO) – In February 2022, the Compensation Committee granted RSUs with a grant value of $1.25 million, which consisted of RSUs that vests ratably on a quarterly basis on the first day of each quarter, beginning October 1, 2021, over a 30-month vesting period, provided he continues to serve as an employee of the Company through the applicable vesting date (subject to specified exceptions).
■	Post-Vesting Holding Period – The PRSUs and RSUs each have a minimum post-vesting holding period of three years from any applicable vesting date (the “Post-Vesting Holding Period”), which the Compensation Committee believes addresses long-term retention and supports alignment with long-term stockholder objectives.
■	Methodology to Calculate Equity Awards – Under FASB ASC Topic 718, the grant date fair value of the PRSUs and RSUs reflect a discount for the Post-Vesting Holding Period. The $3.75 million grant value for the PRSUs was denominated in a number of PRSUs based on a Monte Carlo valuation (including the Post-Vesting Holding Period discount) in accordance with applicable accounting rules. The $1.25 million and $6.0 million grant values for the RSUs were denominated in a number of RSUs using the 30-trading day average closing price of the Company’s common stock on the business day prior to the grant date,

ir.porchgroup.com	45

which average closing price was then discounted for the Post-Vesting Holding Period (aligned with the discount used under applicable accounting rules).
■	Recoupment Provisions – The February 2022 Grants granted to Mr. Ehrlichman in 2022 provide for a forfeiture of such awards (and a clawback of specified proceeds to the extent such awards have vested) for any material breach of specified restrictive covenants related to Company policies and additional restrictive covenants, including non-competition, non-solicitation, non-disparagement, assignment of proprietary rights and confidentiality. The award agreements contemplate the amendment of such provisions when the Company adopts a formal clawback policy applicable to our NEOs.

New Hire Equity Award (RSUs) – New CFO. In connection with his appointment at the Company, Mr. Tabak received a one-time award of RSUs having an aggregate grant value of $900,000 (the “CFO New Hire Award”), which will be granted in four (4) equal grant installments, where 145,405 RSUs were granted for the initial grant installment (grant value of $225,000) and were calculated on the initial grant date of December 1, 2022 using the 30-day VWAP for the Company’s common stock, and will vest in full on the one-year anniversary of the grant date. Thereafter, each subsequent grant installment (i.e., years 2 through 4) will be made on, and the calculation of the RSUs relating thereto will be as of the applicable anniversary of the initial grant date using the 30-day VWAP for the Company’s common stock preceding the applicable grant date, and will vest in approximately equal installments every six months. The vesting of the RSUs is subject to Mr. Tabak’s continued employment on each vesting date, and certain other terms of the award agreement and the 2020 Stock Plan.

employment agreements and arrangementS

CEO, New CFO and COO Employment Agreements. In February 2022 (for Messrs. Ehrlichman and Neagle) and November 2022 (for Mr. Tabak), the Compensation Committee approved Company employment agreements. The Compensation Committee believes these agreements improve our ability to attract and retain qualified executives by establishing key terms of employment and providing severance benefits for long-term security. Certain of the provisions included in the employment agreements, including provisions regarding severance, were benchmarked against other companies in our peer group in order to provide reasonable, market-based terms.

The employment agreements do not provide for guaranteed salary increases, earned bonuses or equity awards. Further, the employment agreements provide for double-trigger equity acceleration upon a change in control for qualifying terminations, except in limited circumstances if any equity awards are not assumed in the transaction. The Compensation Committee believes that double-trigger equity acceleration benefits are appropriate to mitigate the uncertainty that executive officers can experience while the possibility of a change in control exists and incentivize them to remain with the Company through the change in control event. The severance benefits in such agreements are subject to compliance with restrictive covenants, including non-competition, non-solicitation, assignment of proprietary rights and confidentiality. See "—Potential Payments Upon Termination or Change in Control" for a description of the material terms of the employment agreements, including specified payments in connection with certain termination events and upon a change in control.

Former CFO Transition Arrangement. In March 2022, the Company began a search for Mr. Heimbigner’s successor, as the Company and Mr. Heimbigner mutually agreed to and entered into a transition arrangement. In August 2022, the Company approved a second amendment to Mr. Heimbigner’s offer letter, (as amended, the “Former CFO Offer Letter”) in order to continue to facilitate an orderly transition to a new Chief Financial Officer. Mr. Heimbigner remained as the Company’s Chief Financial Officer until the new Chief Financial Officer was hired. Mr. Heimbigner separated from the Company on December 15, 2022. The Company agreed to treat such separation for purposes of the applicable provisions of the Former CFO Offer Letter as a “without cause” separation event, as described further below in "—Potential Payments Upon Termination or Change in Control."

OTHER COMPENSATION PRACTICES AND POLICIES

Stock Ownership

We strongly encourage our executives and non-employee directors to hold an equity interest in our Company. In February 2023, the Compensation Committee amended our stock ownership guidelines to remove unexercised vested stock options from the holding calculation. Each of our executive officers and non-employee directors is required to build and maintain their share ownership to the levels listed below within a period of five years of the later of March 23, 2021 (the effective date of the guidelines) or date the person became an executive officer subject

46	2023 Proxy Statement

to Section 16 of the Exchange Act or a non-employee director who participates in the Company’s non-employee director compensation program.

■	CEO: 6x current base salary
■	Other NEOs: 2x current base salary
■	Non-employee directors: 3x annual cash retainer

Shares owned outright (including shares from unvested time-based restricted-stock and RSUs) will count toward the ownership goals, while shares associated with performance-based restricted stock and PRSUs and unexercised stock options do not count toward compliance with the policy. Messrs. Ehrlichman and Neagle have met their respective ownership levels and it is anticipated that Mr. Tabak will be in compliance with the suggested ownership levels within the requisite time frame.

We believe that the stock ownership policy will contribute to the retention of shares from vested RSUs and PRSUs by our executive officers and non-employee directors. In the event that the ownership goals are not achieved within the applicable five-year period, the executive officer would be required to hold 50% of net shares issued upon exercise of stock options or settlement of RSUs and PRSUs (in each case, after payment of any applicable withholding tax obligations) until the guidelines are met.

The stock ownership policy is in addition to any holding period requirements that may be required under any equity award.

Perquisites. The Company has agreed to reimburse Mr. Ehrlichman for personal legal expenses, not to exceed $60,000 annually, relating to Section 13 reporting to the SEC for his open market purchases of shares of the Company’s common stock. Otherwise, the Company does not currently provide any material perquisites to our NEOs.

401(k) Plan. The Company maintains, and our NEOs may participate in, the Porch 401(k) Plan, a tax qualified 401(k) retirement savings plan. Each participant may contribute to the plan through payroll deductions, up to 90% of his or her salary and bonus limited to the maximum allowed by the Internal Revenue Service regulations (for 2022, the limit was $20,500, with a maximum catch-up contribution of $6,500 for individuals turning 50 years of age or older during 2022). Our NEOs were not eligible for a Company match.

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How Compensation is Determined

Role of CEO & Management

In determining the compensation of NEOs other than Mr. Ehrlichman, the Compensation Committee receives input from Mr. Ehrlichman and human resources leadership. Mr. Ehrlichman, as founder and CEO of Porch, has the most involvement and knowledge of the Company’s business goals, strategies, performance, and overall effectiveness of the senior management team and each person’s individual contribution to the Company's performance. Other key leaders, most notably Mr. Neagle, as Porch’s COO, provide valuable context on the Company’s human capital management efforts as well as an understanding of peer and general market practices regarding compensation. Management also provides the Compensation Committee with information regarding the individual’s experience, current performance, potential for advancement and other subjective factors. No NEO participates in the final deliberations by the Committee with respect to such person’s own compensation.

Role of Compensation Committee

As detailed further above, the Committee establishes the compensation of our NEOs after reviewing their respective performance against pre-established annual goals, the performance of the Company and individual performance, internal pay equity, benchmarking market data and other factors it deems relevant. It also has used similar considerations to negotiate employment, transition and separation agreements with our NEOs. The Compensation Committee works with management to set the agenda for its regular meetings. The Compensation Committee also has special meetings and informal meetings, and meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of Mr. Ehrlichman. The Compensation Committee also regularly consults with its external advisors, including its compensation consultant and legal counsel.

Role of Independent Consultants

The Compensation Committee engaged WTW as its independent compensation consultant beginning in May 2021 and continues to engage WTW. Representatives of WTW are invited to attend various Compensation Committee meetings. Among other matters for the 2022 NEO compensation program, WTW provided recommendations on an appropriate peer group and other matters regarding compensation for all NEOs and the various agreements with our NEOs, as well as detailed information on alternatives for the design and implementation of the 2022 NEO compensation program.

Competitive Positioning

Based on the advice of WTW and consideration by Compensation Committee members of criteria relevant to peer group selection, the Compensation Committee determined in May 2021 that the following companies were comparable for purposes of evaluating the 2021 compensation program for named executive officers:

2021 and 2022 Peer Group*
■ Agilysys, Inc.	■ EverQuote, Inc.	■ Model N, Inc.	■ RE/MAX Holdings, Inc.
■ American Software, Inc.	■ Fathom Holdings Inc.	■ PROS Holdings, Inc.	■ SEMrush Holdings, Inc.
■ BRP Group, Inc.	■ Goosehead Insurance, Inc.	■ PubMatic, Inc.	■ ThredUp Inc.
■ CarParts.com, Inc.	■ Liquidity Services, Inc.	■ QuinStreet, Inc.	■ TrueCar, Inc.
■ Domo, Inc.	■ Mitek Systems, Inc.	■ Quotient Technology Inc.	■ trivago N.V.
■ Eventbrite, Inc.

* QAD, Inc. was among the 2021 peer group, however, it was acquired in November 2021, thus it is no longer a publicly-traded company and therefore not considered among the 2022 peer group.

The following criteria were assessed in determining the 2021 peer group:

■	Publicly-traded companies on a major national securities exchange, with no bankruptcies or de-listings within the last three years

48	2023 Proxy Statement

■	Within our relevant industries
■	Within an appropriate revenue range
■	Projecting reasonable revenue growth

No changes were made to the 2021 peer group for 2022. In addition to the 2022 peer group, the Compensation Committee also referenced general industry and high-tech survey data provided by WTW in its decisions.

For 2023, the Compensation Committee determined the following changes were appropriate given the importance of including insurance companies with the identified revenue criteria to complement the application software/technology focused peer group.

Removals for 2023		Additions for 2023
■ BRP Group, Inc.	■ ThredUp Inc.	■ Blend Labs, Inc	■ LivePerson, Inc.
■ CarParts.com, Inc.	■ Trivago N.V.	■ HCI Group, Inc.	■ NI Holdings, Inc.
■ Model N, Inc.	■ SemRush Holdings, Inc.	■ Hippo Holdings, Inc.	■ Root, Inc.
■ RE/MAX Holdings, Inc.		■ Lemonade, Inc.

2023 Peer Group
■ Agilysys, Inc.	■ Fathom Holdings Inc.	■ Liquidity Services, Inc.	■ PubMatic, Inc.
■ American Software, Inc.	■ Goosehead Insurance, Inc.	■ LivePerson, Inc.	■ QuinStreet, Inc.
■ Blend Labs, Inc.	■ HCI Group, Inc.	■ Mitek Systems, Inc.	■ Quotient Technology, Inc.
■ Domo, Inc.	■ Hippo Holdings, Inc.	■ NI Holdings, Inc.	■ Root, Inc.
■ Eventbrite, Inc.	■ Lemonade, Inc.	■ PROS Holdings, Inc.	■ TrueCar, Inc.
■ EverQuote, Inc.

The Compensation Committee believes that the adjustments made to our 2021-2022 Peer Group for 2023 are appropriate to better reflect the changes in our Company since going public, our growth strategy, and the recent change in our Global Industrial Classification System (GICS) Code from (25502020) Internet and Direct Marketing Retail, to (45103010) Application Software.

Compensation Policies and Practices Risk Assessment

Consistent with SEC disclosure requirements, the Compensation Committee, with the assistance of WTW and management, has assessed compensation policies and practices for Company employees and concluded that such policies and practices did not create inappropriate incentives or encourage behavior to take risks that are reasonably likely to have a material adverse effect on the Company.

Other Equity-Related Policies

Timing Of Equity-Based Grants

The Compensation Committee and the Board do not coordinate the timing of equity-based grants to our NEOs with the release of material non-public information. Historically, the timing of granting annual equity awards to executive officers and other eligible employees was not predetermined. However, in the future, the Company will seek to make such grants within 30 days following the announcement of the fourth quarter earnings of each year during an open window period, unless circumstances arise that warrant establishing different dates. Off-cycle (non-annual) awards may be made if our CEO and the Compensation Committee deem it necessary for newly-promoted employees, strategic new hires, or in other special or unique circumstances. The award value may be determined by the CEO and the Compensation Committee, respectively, in advance of the actual effective date of the grant. The effective date for an off-cycle award is the first business day of the month following a newly hired/promoted eligible employee’s effective date of hire or promotion, as the case may be. We use the VWAP of a share of Company’s common stock when granting annual long term incentive awards to mitigate any volatility of the stock price.

ir.porchgroup.com	49

Tax Matters

no excise tax gross-ups

If a company makes “parachute payments,” Section 280G of the IRS Code prohibits the company from deducting the portion of the parachute payments constituting “excess parachute payments” and Section 4999 of the IRS Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e., the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one times the payee’s base amount. If a covered employee receives excess parachute payments in any year, the $1 million deduction limitation applicable to the covered employee for such year under Section 162(m) of the IRS Code is reduced (but not below zero) by the amount of the excess parachute payments.

The CEO, CFO and COO employment agreements, the Former CFO Offer Letter, and the Company’s equity incentive plans (including the award agreements), may entitle our NEOs to receive payments in connection with a change in control that may result in excess parachute payments. However, the Company is not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.

Submitted by the Compensation Committee of the Board:

Maurice Tulloch, Chair

Sean Kell

Camilla Velasquez

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2022 Summary Compensation Table

The following table shows information regarding the compensation of our NEOs for services earned during the fiscal year ended December 31, 2022, and, to the extent required by SEC disclosure rules, the fiscal years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
Matt Ehrlichman	2022	642,230		12,893,066			47,926	13,583,222
Chief Executive Officer and Chairman	2021	450,000	822,840					1,272,840
	2020	361,872	1,500,000	14,964,212	40		3,322	16,829,446
Shawn Tabak	2022	49,500		324,253				373,753
Chief Financial Officer
Matthew Neagle	2022	409,377		1,069,807				1,479,184
Chief Operating Officer	2021	348,488	433,876	8,866,323	89,888			9,738,575
	2020	232,610	500,000	275,888	72,110			1,080,608
Marty Heimbigner	2022	391,346	170,833			100,000	175,000	837,179
Former Chief Financial Officer	2021	350,000	205,000	251,103				806,103
	2020	161,887	100,000		837,136			1,099,023

(1)	Reflects base salary during the relevant fiscal year. For a discussion regarding changes in base salary, see section above titled “Base Salary.”
(2)	Reflects the total value of discretionary cash bonus that was paid to Mr. Heimbigner for performance in the relevant fiscal year (2022). See the section above titled “Former CFO Transition Cash Bonus Program” for a description of the 2022 discretionary cash bonus paid to Mr. Heimbigner in January 2023.
(3)	Includes aggregate grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be realized by our NEOs. Option Awards consist of stock options valued using a Black-Scholes model. Stock Awards consist of RSUs and PRSUs valued using the closing price of common stock of the Company on Nasdaq on the grant date and, in the case of the PRSUs, based on the probable achievement of the underlying market condition or performance goals as of the date of grant. Under FASB ASC Topic 718, the vesting condition related to the PRSUs granted to Mr. Ehrlichman in February 2022, is considered a market condition, and such PRSUs were valued using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition. Under FASB ASC Topic 718, the vesting condition related to the PRSUs granted to Messrs. Ehrlichman and Neagle in May 2022 are considered both a market and performance condition and such PRSUs were valued using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the performance condition. For details regarding the assumptions used to calculate these amounts in 2022, see footnote 4 to the table below entitled "2022 Grants of Plan-Based Awards." In addition, see above section titled “Understanding the Differences: Grant Date Fair Value of PRSUs in the 2022 Summary Compensation Table vs. Grant Value of PRSUs Approved by the Compensation Committee.” for a discussion of the differences in the grant date fair values disclosed in the 2022 Summary Compensation Table and the grant value of the PRSU awards granted in May2022 that were approved by the Compensation Committee.
(4)	Reflects payment to Mr. Heimbigner for the achievement of the Form10-Q Event bonus, paid in January 2023. See the section above titled “Former CFO Transition Cash Bonus Program” for a description of the 2022 cash bonuses that were paid to Mr. Heimbigner in January 2023.
(5)	In connection with SEC reporting and filings for Mr. Ehrlichman’s purchase of shares in the Company, the Company has agreed to reimburse Mr. Ehrlichman for his personal legal expenses, not to exceed $60,000 annually. In 2022, the Company reimbursed Mr. Ehrlichman $47,926, for personal legal expenses relating to legal services for SEC reporting and filings that relate to his purchase of shares in the Company. Mr. Heimbigner received a severance payment of $175,000, paid in April 2022, in connection with his transition arrangement. See the section above titled “Former CFO Transition Cash Bonus Program”” for a description of Mr. Heimbigner’s transition arrangement.

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2022 Grants of Plan-Based Awards

The table below includes information regarding awards of 2022 Bonus Plan, RSUs and PRSUs to our NEOs during the fiscal year ended December 31, 2022. All equity awards in 2022 were granted pursuant to the 2020 Stock Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Matt Ehrlichman	2/10/22	PRSU				294,580	589,160	883,740	(2)		3,750,003
	2/10/22	RSU								144,844	1,347,049
	2/10/22	RSU								695,249	6,465,816
		BP	255,000	600,000	1,200,000
	5/20/22	PRSU				—	211,127	211,127	(5)		390,585
	5/20/22	RSU								211,149	939,613
Shawn Tabak	12/1/22	RSU								145,405	324,253
Matthew Neagle		BP	170,000	400,000	800,000
	5/20/22	PRSU				—	70,375	70,375	(5)		130,194
	5/20/22	RSU								211,149	939,613
Martin Heimbigner											—

(1)	Represents potential threshold, target and maximum payouts under the 2022 Bonus Plan for Messrs. Ehrlichman and Neagle. A portion representing 85% of the target bonus is based on achievement of Revenue and Adjusted EBTIDA (loss) goals for the 2022 annual performance period. This performance-based portion has a threshold and maximum bonus opportunity of 50% and 200% of the applicable target bonus based upon an approved performance grid; and the remaining portion representing 15% of the target bonus may be earned in the Compensation Committee’s discretion. This discretionary portion has a maximum bonus opportunity of 200% of the applicable target bonus.
(2)	For Mr. Ehrlichman’s PRSU grant on February 10, 2022, the amounts reported in these columns represent PRSUs granted to him that will be earned if the Company achieves specified stock price levels over a 36-month period beginning from the grant date.
(3)	Mr. Ehrlichman’s RSU grants on February 10, 2022 of 144,844 shares and 695,249 shares vest quarterly over 30 months and 36 months, respectively. Mr. Ehrlichman’s RSU grant on May 20, 2022 of 211,149 shares vests 25% on April 1, 2023 and thereafter semiannually in equal increments over the next 36 months. Mr. Tabak’s RSU grant on December 1, 2022 of 145,405 shares vests 100% on the one-year anniversary of the grant date. Mr. Neagle’s RSU grant on May 20, 2022 of 211,149 shares vests 25% on April 1, 2023 and thereafter semiannually in equal increments over the next 36 months.
(4)	Each amount reported in this column represents the grant date fair value of the applicable award which was determined pursuant to FASB ASC Topic 718. RSUs granted during the year were valued based on the closing stock price on the date of grant. The calculations of the grant date fair value of the PRSU awards discussed in footnotes (2) and (5) are based on a Monte Carlo simulation model. The actual amounts that will be received by our NEOs with respect to these market and/or performance-based awards will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was deemed probable at the date of grant. The Monte Carlo pricing model assumptions were as follows:

	Grant Date	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Matt Ehrlichman	2/10/2022	3.00	0	65.0	0
	5/20/2022	0.6	1.6	75.0	0
Matthew Neagle	5/20/2022	0.6	1.6	75.0	0

(5)	This amount includes the grant date fair value of the first tranche of the PRSU awards granted to Messrs. Ehrlichman and Neagle in May 2022 that may be earned and vested based on the degree to which the financial goals are attained. The lowest possible payout under the threshold number of PRSUs that may be earned is 0% of target, and the maximum number of PRSUs that may be earned is 200% of target. As discussed above in “Executive Compensation- 2022 Long-term Incentive Program – 2022 LTI Equity Awards – CEO and COO,” the performance metrics for the second and third tranches of the PRSU awards granted to Messrs. Ehrlichman

52	2023 Proxy Statement

and Neagle in May 2022 have not been established. As a result, there is no reportable grant date fair value under FASB ASC Topic 718 for such tranches, and they are not included in this table. The performance metrics for the first tranche were not achieved.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table presents information regarding the outstanding stock options and stock awards held by each of our NEOs as of December 31, 2022. The following table does not include Earnout Shares that Messrs. Ehrlichman and Neagle received pursuant to the terms of the merger agreement in connection with the business combination and which were issued to Messrs. Ehrlichman and Neagle on the same terms as the Company’s other equity holders. Earnout Shares beneficially owned by Messrs. Ehrlichman and Neagle are reflected in the section entitled “Security Ownership of Certain Beneficial Owners and Management” on pages 67 through 69 of this proxy statement.

			Option Awards						Stock Awards
															Equity
															Incentive
													Equity		Plan
													Incentive		Awards:
													Plan		Market
													Awards:		or Payout
													Number of		Value of
									Number		Market		Unearned		Unearned
									of		Value of		Shares,		Shares,
			Number of		Number of				Shares or		Shares or		Units or		Units or
			Securities		Securities				Units of		Units of		Other		Other
			Underlying		Underlying				Stock		Stock		Rights		Rights
			Unexercised		Unexercised		Option		That		That		That		That
		Vesting	Options		Options		Exercise	Option	Have Not		Have Not		Have Not		Have Not
	Grant	Commencement	Exercisable		Unexercisable		Price	Expiration	Vested		Vested		Vested		Vested
Name	Date	Date	(#)		(#)		($)	Date	(#)		($)		(#)		($)
Matthew Ehrlichman	3/23/2017	3/22/2017	281,856	(1)(2)	—		1.92	3/22/2027	—		—		—		—
	3/23/2017	5/19/2017	281,856	(1)(2)	—		1.92	3/22/2027	—		—		—		—
	10/18/2018	9/12/2018	1,328,468	(2)(3)	—		2.73	10/17/2028	—		—		—		—
	6/5/2020	3/31/2020	17	(4)	6	(4)	3.30	6/4/2030	—		—		—		—
	2/10/2022	10/1/2021	—		—		—	—	86,907	(7)	163,385	(11)	—		—
	2/10/2022	10/1/2021	—		—		—	—	463,500	(8)	871,380	(11)	—		—
	5/20/2022	4/1/2022	—		—		—	—	211,149	(9)	396,960	(11)	—		—
	12/21/2020	12/23/2020	—		—		—	—	—		—		333,333	(12)	626,666	(11)
	2/10/2022	10/1/2021	—		—		—	—	—		—		883,740	(13)	1,661,431	(11)
	5/20/2022	5/20/2022	—		—		—	—	—		—		211,127	(14)	396,919	(11)
Matthew Neagle	6/6/2018	4/1/2018	291	(1)	—		2.07	6/5/2028	—		—		—		—
	6/6/2018	4/1/2018	264	(1)	—		2.07	6/5/2028	—		—		—		—
	8/24/2018	7/1/2018	1,278	(1)	—		2.73	8/23/2028	—		—		—		—
	6/5/2020	3/1/2020	2,201	(5)	3,668	(5)	3.30	6/4/2030	—		—		—		—
	6/5/2020	3/1/2020	2,818	(4)	4,227	(4)	3.30	6/4/2030	—		—		—		—
	4/22/2021	12/31/2020	8,488	(6)	4,155	(6)	13.23	4/21/2031	—		—		—		—
	11/16/2021	10/1/2021	—		—		—	—	36,926	(7)	69,421	(11)	—		—
	11/16/2021	10/1/2021	—		—		—	—	75,218	(8)	141,410	(11)	—		—
	5/20/2022	4/1/2022	—		—		—	—	211,149	(9)	396,960	(11)
	11/16/2021	10/1/2021	—		—		—	—	—		—		37,184	(15)	69,906	(11)
	5/20/2022	5/20/2022	—		—		—	—	—		—		70,375	(14)	132,305	(11)
Shawn Tabak	12/1/2022	12/1/2022	—		—		—	—	145,405	(10)	273,361	(11)	—		—
Marty Heimbigner	7/29/2020	6/15/2020	146,800	(1)	—		3.30	7/28/2030	—		—		—		—
	7/29/2020	12/23/2020	112,546	(1)	—		3.30	7/28/2030	—		—		—		—

(1)	This option vests 25% on the first anniversary of the vesting commencement date and in subsequent 1/48th increments for each month of continuous employment. Options held by Mr. Ehrlichman will vest 50% upon a change in control, with the remaining options vesting in the event of a qualifying termination within 12 months after such change in control, while options held by Mr. Neagle will vest in full upon a change in control subject to Mr. Neagle’s continued employment through such date. The stock option awards that are vested and outstanding on each of September 30, 2022, and the 10-Q Event are exercisable for 2 years and 90 days following separation of employment from the Company.
(2)	Because these options may be early exercised for restricted stock, options are reported in this table as “Exercisable.” Please see footnote (1) to this table for the vesting schedule applicable to the option awards.
(3)	This option vests 25% on the first anniversary of the vesting commencement date and in subsequent 1/48th increments for each subsequent month of continuous employment. Of the then-unvested shares subject to the option, 50% will vest immediately upon a change in control, with the remaining unvested portion of the option vesting (i) in the event of a qualifying termination of employment within 12 months after such change in control, or (ii) in the event the acquiror does not assume the Company’s rights and obligations under the option.
(4)	This option vests 25% on the vesting commencement date and in subsequent 1/13th increments for each month of continuous employment.
(5)	With respect to half of the shares subject to this option, 50% vests in one year, with six-month cliff and monthly thereafter and, with respect to the remaining half of the shares subject to this option, 50% vests on the one-year anniversary of the vesting commencement date and monthly thereafter for the following 36 months, subject to continuous employment.
(6)	This option vests 25% on the vesting commencement date, 25% on the first anniversary of the vesting commencement date and in 1/35th increments for each subsequent month of continuous employment.

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(7)	This stock award vests in 1/10th increments every quarter over 30 months.
(8)	This stock award vests in 1/12th increments every quarter over 36 months.
(9)	This stock award vests in 25% increments on the first anniversary of the vesting commencement date and in subsequent 1/48th increments every six months.
(10)	This stock award vests 100% on the first anniversary of the grant date.
(11)	This value is calculated by multiplying the number of shares subject to this award by $1.88, the closing stock price of a share of Company’s common stock on December 30, 2022, the last trading date in 2022.
(12)	This stock award vests in one-third instalments if certain stock price triggers are achieved within 36-months following the closing of the merger as follows: (i) one-third (1/3) of the shares vested in 2021 as a result of the closing price of a share of Company common stock equaling or exceeding $18.00 over 20 trading days within a 30-consecutive trading day period; (ii) one-third (1/3) of the shares vested in 2021 as a result of the closing price of a share of the Company’s common stock equaling or exceeding $20.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a share of the Company’s common stock is greater than or equal to $22.00 over any 20 trading days within any 30-consecutive trading day period.
(13)	This stock award vests in one-third installments if certain stock price triggers are achieved within 36-months following the grant as follows: (i) one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $26.00 over 20 trading days within a 30-consecutive trading day period; (ii) one-third (1/3) of the shares will vest if the closing price of a share of the Company’s common stock is greater than or equal to $28.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a share of the Company’s common stock is greater than or equal to $30.00 over any 20 trading days within any 30-consecutive trading day period.
(14)	This stock award vests in accordance with the Compensation Committee’s certification of achievement of the performance criteria and service condition. Up to an additional 50% or 100% of PRSUs may be received with 25% or 30% CAGR achievement respectively at the end of 2024. No vesting will occur prior to the end of 2024 regardless of the achievement.
(15)	This stock award vests in one-third installments if certain stock price triggers are achieved within 36-months following the grant as follows: (i) one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $24.00 over 20 trading days within a 30-consecutive trading day period; (ii) one-third (1/3) of the shares will vest if the closing price of a share of the Company’s common stock is greater than or equal to $26.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a share of the Company’s common stock is greater than or equal to $28.00 over any 20 trading days within any 30-consecutive trading day period.

2022 Options Exercised and Stock Vested

The following table reflects, for each of our NEOs, the number of option exercises and the number of RSUs vested during the fiscal year ended December 31, 2022. The following table does not include Earnout Shares that Messrs. Ehrlichman and Neagle received pursuant to the terms of the merger agreement in connection with the business combination and which were issued to Messrs. Ehrlichman and Neagle on the same terms as the Company’s other equity holders. Earnout Shares beneficially owned by Messrs. Ehrlichman and Neagle are reflected in the section entitled “Security Ownership of Certain Beneficial Owners and Management” on pages 67 through 69 of this proxy statement.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)(1)	($)(2)	(#)(3)	($)(4)
Matthew Ehrlichman			336,429	1,792,166
Shawn Tabak
Matthew Neagle	42,862	198,311
			86,871	567,813
Martin Heimbigner

(1)	Represents the gross number of shares acquired upon the exercise of options without taking into account any shares that may be withheld to satisfy applicable tax obligations.

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(2)	Represents the value of exercised options calculated by multiplying (i) the number of shares of the Company's common stock to which the exercise of the option related by (ii) the difference between the market price of the Company's common stock at exercise and the exercise price of the options.
(3)	Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.
(4)	Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of the Company’s common stock on the Nasdaq on the vesting date or if the vesting occurred on a day on which the Nasdaq was closed for trading, the next trading day.

Pension Benefits

The Company does not sponsor or maintain any defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement of its employees, including our NEOs.

Nonqualified Deferred Compensation

The Company does not sponsor or maintain any defined contribution or other plan for its employees, including our NEOs, that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements

On February 11, 2022, the Company entered into new employment agreements with each of Mr. Ehrlichman (the “CEO Employment Agreement”) and Mr. Neagle (the “COO Employment Agreement”), and on November 2, 2022, upon the hire of Mr. Tabak as the new Chief Financial Officer, the Company entered into an employment agreement with Mr. Tabak (the “CFO Employment Agreement”) (each, for purposes of this subsection, an “Executive”). The Company did not enter into an employment agreement with Mr. Heimbigner. Mr. Heimbigner separated from the Company on December 15, 2022. See below under "Former CFO Offer Letter" for a discussion regarding Mr. Heimbigner’s transition arrangement.

A summary of the material severance and change in control provisions of each of the CEO Employment Agreement, CFO Employment Agreement, COO Employment Agreement and Former CFO Offer Letter is set forth below.

Term: Each agreement is for an initial term of 36 months and provides for automatic renewals for successive 12-month terms absent written notice from the Company or the Executive at least 60 days prior to the expiration of the then-current term. Each Executive is an at-will employee and either party may terminate Executive’s employment and the agreement at any time, with or without cause.

Non Change in Control (Termination). Upon a termination of the Executive’s employment by the Company without Cause (and other than by reason of death or Disability), or his resignation for Good Reason (each, as defined in the applicable employment agreement)(each, a “Non-Change in Control Termination”), subject to the execution and non-revocation of a general release and compliance with the restrictive covenants described below, the Executive will be entitled to accrued obligations (i.e., payment of any earned but unpaid base salary, accrued but unused paid time off (if required by applicable law to be paid upon termination), vested benefits in accordance with the applicable employee benefit plan and unreimbursed business expenses) and (i) cash severance equal to 12 months of the Executive’s then-current annual base salary and the Executive’s annual target bonus opportunity, payable in equal monthly installments over a period of 12 months (the “Severance Period”), subject to offset due to other employment, and (ii) during the Severance Period (but ceasing once equivalent employer-paid coverage is otherwise available to him or upon the earliest of certain other events, including violation of the restrictive covenants described below), the Executive will be entitled to monthly payments necessary to cover the premiums for continued coverage for him and his dependents under Porch’s health, dental and vision plans through COBRA.

Furthermore, upon a Non-Change in Control Termination, (i) any outstanding performance-based equity awards will remain outstanding and will vest in accordance with the specified vesting schedule (excluding any requirement for continued employment), (ii) any outstanding time-vesting equity awards that would have vested through the first anniversary of the termination date will vest on the termination date and any unvested awards remaining thereafter will be terminated and canceled by the Company, and (iii) for any stock options which were

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vested as of the termination date, such options may be exercised until the earlier of 12 months following the termination date and the expiration date and any unvested stock options remaining thereafter will be terminated and canceled by the Company. Upon termination due to death or Disability, any vested options may be exercised until the earlier of the one-year anniversary of the termination date and the expiration date of such options. Upon the Executive’s termination of employment which is not for Good Reason, any vested options may be exercised until the earlier of 90 days following the termination date and the expiration date.

Equity Acceleration (Change of Control). Each of the CEO, CFO and COO Agreements also provide for single-trigger and double-trigger equity acceleration in the event of a Change in Control (as such term is defined in the applicable agreements). Upon a Change in Control, existing equity awards will continue based on specified terms, provided that (i) any unearned performance-based share awards options will be treated as RSUs or time-based options (respectively) and vest 12 months from the closing date and (ii) all outstanding equity awards will be accelerated in full and paid upon a Change in Control if such awards are not assumed or substituted by the surviving entity on a reasonably equivalent basis. Upon a termination of the Executive’s employment by the Company without Cause (and other than by reason of death or Disability), or the Executive’s resignation for Good Reason, in each case within 12 months following a Change in Control (each, a “Change in Control Termination”), (i) any outstanding equity awards will be fully earned and vested and (ii) any vested options may be exercised until the earlier of 12 months following the termination date and the expiration date. Also, following a change in control, (x) upon termination due to death or Disability, any vested options may be exercised until the earlier of 12 months following the termination date and the expiration date, and (y) upon any other termination except Cause, any vested options may be exercised until the earlier of 90 days following the termination date and the expiration date.

Change of Control Benefits (Absent Termination). The CEO, CFO and COO Agreements provide that in the event of a “Change of Control” (as defined in such employment agreement), 50% of the total number of an unvested shares that have not vested as of such Change of Control shall be immediately vested, provided that the Executive has remained continuously employed as a full-time employee as of such time.

Pursuant to action taken by the Compensation Committee in February 2020, outstanding options held by Mr. Neagle will vest upon the occurrence of a “change in control” of the Company, subject to Mr. Neagle’s continued employment through such date.

Restrictive Covenants. Under the terms of their respective offers of employment, our CEO, CFO and COO are subject to restrictive covenants relating to non-competition and non-solicitation of employees while employed by the Company for 18 months (in the case of Messrs. Ehrlichman and Heimbigner) and for 12 months (in the case of Mr. Neagle and Mr. Tabak) thereafter (subject to a longer period if due to breach). In addition, each executive officer has agreed not to use or disclose any confidential information of the Company, subject to customary exceptions, and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.

Former CFO Offer Letter

On February 11, 2022, the Company entered into the first amendment to the offer letter, effective June 15, 2020 (the “Amended CFO Offer Letter”) with Mr. Heimbigner. Then, on April 1, 2022, the Company announced that it had mutually agreed with Mr. Heimbigner to begin a search for Mr. Heimbigner’s successor. In order to assist with an orderly transition of his responsibilities, Mr. Heimbigner agreed to remain as Chief Financial Officer for up to six months following the announcement. The Company agreed to treat such separation for purposes of the applicable provisions of the arrangement as a “without cause” separation event. Thereafter, on August 9, 2022, the Company approved a second amendment to Mr. Heimbigner’s offer letter, as amended on February 11, 2022 (the “Former CFO Offer Letter”).

Base Salary. Pursuant to the Former CFO Offer Letter, Mr. Heimbigner’s annual base salary was increased to $390,000 (previously $350,000), effective October 1, 2021, to align with the timing of the base salary increase for Mr. Neagle.

Transition Bonus (in lieu of Severance Payment at Termination). Pursuant to the Amended CFO Offer Letter, Mr. Heimbigner received a lump sum payment of $175,000, which was six (6) months’ at his current base

56	2023 Proxy Statement

salary (in lieu of severance payment being paid over six months following separation from the Company in accordance with his offer letter), which was paid on April 8, 2022.

Short Term Incentive Bonus. The Former CFO Offer letter provided that if Mr. Heimbigner was employed for over one-half of the performance period but was not employed on the last day of the performance period and the Company was expected to achieve the underlying performance conditions, Mr. Heimbigner would receive a pro-rated target payout for such year. In addition, on account of Mr. Heimbigner’s contributions to the Company in 2022 as of August 2022, and those anticipated to occur thereafter, the Former CFO Offer Letter also provided that he was eligible for a discretionary cash bonus with a target bonus of $205,000 per 360-day period, subject to a maximum payout of $247,708. The Compensation Committee approved this discretionary cash bonus of $170,833, which was paid on January 13, 2023.

Change of Control Benefits (Absent Termination). Pursuant to the terms of the Former CFO Offer Letter, in the event of a “Change of Control” (as defined in such offer letter), 50% of the then-unvested equity awards held by Mr. Heimbigner will vest so long as his status as a full-time employee has not been terminated prior to such time.

Non-Cash Incentive Plan Bonus. Pursuant to the terms of the Former CFO Offer Letter, Mr. Heimbigner was also eligible for a 2022 transition cash bonus program of $250,000 in the aggregate, with 40% earned upon the 10-Q Event and, subject to the Company electing to extend Mr. Heimbigner’s transition services thereafter, the remaining 60% earned upon 10-K Event. To earn the bonus, in each case, Mr. Heimbigner was to remain continuously employed in good standing through the applicable milestone date. Mr. Heimbigner earned $100,000, as the 10-Q Event was achieved; which was paid on January 13, 2023; no bonus was earned or paid for the 10-K Event as Mr. Heimbigner separated from the Company on December 15, 2022.

Stock Option Exercise Period Extensions. Pursuant to the Former CFO Offer Letter, Mr. Heimbigner’s nonqualified stock option awards that were vested and outstanding on each of September 30, 2022, the 10-Q Event and the 10-K Event would be exercisable, provided the milestone achieved, for between 1 year and 2 years and 90 days following separation of employment from the Company (previously, such period generally was 90 days following separation of employment), provided, in each case, Mr. Heimbigner remains continuously employed in good standing through the applicable milestone date as a condition to any extension of the option exercise period. The 10-Q Event was achieved, and Mr. Heimbigner separated from the Company on December 15, 2022. Accordingly, the exercise period for vested stock option awards was extended by two years and 90 days following his separation of employment from the Company, or until December 14, 2024.

2020 STOCK Plan

The terms of the various award agreements granted under the Company’s 2020 Stock Plan provide for accelerated vesting upon the occurrence of certain events. As of December 31, 2022, all NEOs, other than Mr. Heimbigner, had unvested equity awards issued pursuant to the 2020 Stock Plan.

Effect of a Change in Control or Certain Other Transactions under the 2020 Stock Plan. In the event of a Change in Control (as defined in the 2020 Stock Plan), the 2020 Stock Plan generally provides that the Board may determine to effect some combination of accelerated vesting, assumption, substitution or surrender of outstanding equity awards in exchange for cash, stock or other property in connection with such Change in Control.

Clawback of Proceeds. The award agreements issued to our Executives under the 2020 Stock Plan generally require the recipient of the applicable award to agree to restrictive covenants relating to confidentiality, non-disparagement and, for 12 months post-termination, non-solicitation of employees and business relations and non-competition and, to the extent such covenants (or any other agreement between the recipient and the Company) are breached by the recipient, to forfeit the award and remit a cash payment based on the number of earned and vested shares underlying the applicable equity award.

Tax Matters. Pursuant to the award agreements under the 2020 Stock Plan, if any payments or benefits to which the recipient thereof would be entitled to receive pursuant to the terms of the applicable agreement or otherwise in connection with a change in the ownership or effective control of the Company would result in all or a portion of such payments or benefits being deemed "parachute payments" under Section 280G of the IRS Code and the excise tax imposed by Section 4999 of the IRS Code, such payments and benefits will be reduced to the minimum extent necessary so that they would not result in the imposition of an excise tax under Section 4999 of the

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IRS Code, provided that no reduction will be made if the Executive would receive a greater net after-tax amount absent such reduction.

Accelerated Vesting – Execution of Release. As a condition to any accelerated vesting of underlying equity awards, the award agreements under the 2020 Stock Plan require the recipient of the applicable award to execute a release of claims in favor of the Company within 60 days of the applicable termination of employment.

Accelerated Vesting of RSUs – Termination of Employment . The RSU award agreements generally provide that if the Executive’s employment with the Company is terminated by the Company without Cause or the Executive resigns with Good Reason (in each case, as defined in the applicable award agreement) that, subject to the execution and irrevocability of the release discussed above, any unvested RSUs that would otherwise have vested within 12 months of such termination will become vested as of the 61st day following such termination or resignation.

Accelerated Vesting of PRSUs – Termination of Employment (CEO and COO). The PRSU award agreements for Messrs. Ehrlichman and Neagle generally provide that if his employment with the Company is terminated by the Company without Cause or such Executive resigns with Good Reason that, subject to the execution and irrevocability of the release discussed above, the applicable award will remain outstanding and will vest when earned in accordance with the applicable vesting schedule without regard for any vesting condition relating to employment.

Treatment of RSUs – Change in Control (CEO and COO). The RSU award agreements for Messrs. Ehrlichman and Neagle generally provide that in the event of a Change in Control:

o	if the award is assumed or reasonably substituted on an equitable basis to such Executive, the award will continue subject to the terms of the award agreement, except that if such Executive’s employment with the Company is terminated by the Company without Cause or such Executive resigns with Good Reason on or within 12 months following the consummation of such Change in Control, the award will fully vest as of the 61st day following such termination or resignation; or
o	if the award is not assumed or reasonably substituted on an equitable basis to such Executive, the award will fully vest immediately prior to the consummation of the Change in Control.

Treatment of PRSUs – Change in Control – (CEO and COO). The performance-based RSU award agreements for Messrs. Ehrlichman and Neagle generally provide that in the event of a Change in Control:

o	if the award is assumed or reasonably substituted on an equitable basis to such Executive, any earned portion of the award will remain issued and outstanding as RSUs, subject to a vesting period commencing on the closing date of such Change in Control and ending on the earlier of (a) the one year anniversary thereof and (b) the 61st day following the date on which the Executive’s employment is terminated by the Company without Cause or such Executive resigns for Good Reason; or
o	if the award is not assumed or reasonably substituted on an equitable basis to such Executive, the award will fully vest immediately prior to the consummation of the Change in Control.

2012 Equity Incentive Plan

Prior to the closing of the business combination, each of Messrs. Ehrlichman, and Neagle and Heimbigner were granted equity awards pursuant to the 2012 Stock Plan, a portion of which remain unvested. Upon Mr. Heimbigner’s separation from the Company on December 15, 2022, all unvested equity awards were forfeited.

Effect of a Change in Control or Certain Other Transactions under the 2012 Stock Plan. Under the terms of the 2012 Stock Plan, pursuant to which certain of the Company’s NEOs hold outstanding stock options, in the event of a merger or “Change in Control” (as defined in the 2012 Stock Plan), the administrator of the 2012 Stock Plan may provide that (i) awards will be assumed or substituted, (ii) awards will terminate, (iii) awards will vest and become exercisable, realizable or payable, and/or (iv) participants will receive cash payments or

58	2023 Proxy Statement

replacement awards in exchange for their outstanding awards. The 2012 Stock Plan also provides that an award will vest in full if such award is not assumed or substituted by a successor.

Options held by Mr. Neagle. Pursuant to action taken by the compensation Committee of the Company’s Board in February 2020, outstanding options held by Mr. Neagle will vest upon the occurrence of a “change in control” of the Company, subject to Mr. Neagle’s continued employment through such date. The business combination was not a “change in control” of the Company for purposes of his outstanding equity awards.

Grant of Restricted Stock to Mr. Ehrlichman. Mr. Ehrlichman was granted a restricted stock award under the 2012 Stock Plan which was converted into an award of 1,000,000 restricted shares of the company upon the closing of the business combination. The award will vest in one-third installments if certain stock price triggers are achieved within 36-months following the closing of the business combination as follows: (i) one-third (1/3) of the shares will vest if the closing price of a Company share is greater than or equal to $18.00 over any 20 trading days within any 30-consecutive trading day period; (ii) one-third (1/3) of the shares will vest if the closing price of a Company share is greater than or equal to $20.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a Company share is greater than or equal to $22.00 over any 20 trading days within any 30-consecutive trading day period. As of December 31, 2021, only the shares described in clause (iii) of the prior sentence had not vested. If Mr. Ehrlichman’s employment with the Company or its affiliates is terminated prior to the award being fully vested, then the award will be terminated and cancelled, provided that if Mr. Ehrlichman’s employment is terminated by the Company or its affiliates without Cause or Mr. Ehrlichman resigns due to Good Reason (in each case, as defined in the award agreement), the award will remain outstanding and will vest to the extent the stock price triggers are achieved during the 36-month period.

Potential Payments Upon Termination or Change of Control

The following table estimates the potential payments and benefits to our NEOs upon termination of employment or a change of control, assuming such event occurs on December 31, 2021. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table. The table below does not include (1) accrued salary, accrued bonus and paid time off, (2) benefits (e.g., with respect to severance) which are generally available to all Company employees and do not discriminate in favor of our executive officers, and (3) amounts outstanding under the Company's 401(k) plan.

Other Notes Applicable to Table.

The 2012 Stock Plan and the 2020 Stock Plan each provide for the acceleration of vesting of equity awards under specified circumstances noted above. The table reflects (A) the intrinsic value of such acceleration, based on the closing price of the common stock on Nasdaq on December 30, 2022 ($1.88) and (B) to the extent the applicable equity award is an option, the exercise price thereof. The table does not reflect the intrinsic value of vested equity awards, which is set forth in "Outstanding Equity Awards at December 31, 2022."

The Compensation Committee or Board has discretion to accelerate the vesting of equity awards under the 2012 Stock Plan or the 2020 Stock Plan to the extent not expressly set forth above. The table assumes that neither the Compensation Committee nor the Board utilize such discretion.

For a termination following a change in control, the table below assumes the change in control event and the termination event each occur as of December 31, 2022.

Executive	Qualifying Termination of Employment (1)	Qualifying Termination within 12 Months Following a Change in Control(2)	Change in Control(3)
Matthew Ehrlichman	$4,221,630(4)	$6,140,359(5)	$6,140,359(5)
Shawn Tabak	$887,829	$887,829	$887,829
Matthew Neagle	$1,530,170(6)	$1,896,197(7)	$1,896,197(7)
Marty Heimbigner	- (8)	-	-

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(1)

For purposes of this column, “qualifying termination of employment” refers to a termination of employment by the Company or any subsidiary without cause or a termination by the executive for good reason.

(2)

For purposes of this column, the Company has assumed that the outstanding equity awards have been assumed or substituted by the successor or acquiror in connection with the change in control event. “Qualifying Termination of Employment” for purposes of this column refers to a termination of employment by the Company or any subsidiary without cause or a termination by the executive for good reason.

(3)	For purposes of this column, the Company has assumed that the outstanding equity awards were not assumed or substituted by the successor or acquiror in connection with the change in control event.
(4)

Reflects the value of lapse of service-based vesting restrictions with respect to Mr. Ehrlichman’s unvested PRSUs. For the purpose of this disclosure, the Company has assumed that all performance goals applicable to the PRSU awards granted on May 20, 2022 are satisfied at target prior to the end of the performance period. The Company has assumed further that the first two tranches of the PRSUs granted on February 10, 2022 vest in accordance with the grant’s vesting schedule. The Company has assumed further, that the vesting requirements are not met for the third tranches of the PRSUs granted on February 10, 2022 and the PRSUs granted on December 21, 2020, respectively, due to each remaining performance period and the current stock price. The assumed value of the vesting PRSUs is based upon the closing stock price of the Company on December 30, 2022, which was $1.88 per share. The Company has used this value due to the low probability of achievement. This year-end stock price is higher than the fair vale of these awards calculated at year-end for the Pay versus Performance disclosure, but significantly lower than the stock price hurdle.

(5)

Reflects full accelerated vesting of each of Mr. Ehrlichman’s outstanding equity incentive awards as of December 31, 2022. For the purpose of this calculation, the Company has calculated the value of the accelerated vesting of Mr. Ehrlichman’s PRSUs based upon the closing stock price of the Company on December 30, 2022, which was $1.88 per share.

(6)

Reflects accelerated vesting of a portion of Mr. Neagle’s outstanding RSU awards under the 2020 Stock Plan as described above, as well as the lapse of service-based vesting restrictions with respect to Mr. Neagle’s unvested performance-based restricted shares. For the purpose of this disclosure, the Company has assumed that all performance goals applicable to the PRSU awards granted on May 20, 2022 are satisfied at target prior to the end of the performance period. The Company has assumed further that the first two tranches of the PRSUs granted on November 16, 2021 vest in accordance with the grant’s vesting schedule. The Company has assumed further, that the vesting requirements are not met for the third tranche of the PRSUs granted on November 16, 2021 due to the remaining performance period and the current stock price. The assumed value of the vesting PRSUs is based upon the closing stock price of the Company on December 30, 2022, which was $1.88 per share. The Company has used this value due to the low probability of achievement. This year-end stock price is higher than the fair vale of these awards calculated at year-end for the Pay versus Performance disclosure, but significantly lower than the stock price hurdle.

(7)

Reflects full accelerated vesting of each of Mr. Neagle’s outstanding equity incentive awards as of December 31, 2022. For the purpose of this calculation, the Company has calculated the value of the accelerated vesting of Mr. Neagle’s PRSUs based upon the closing stock price of the Company on December 30, 2022, which was $1.88 per share.

(8)	Mr. Heimbigner departed the Company on December 15, 2022. Upon separation from the Company, Mr. Heimbigner received a total of $445,833.33.

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CEO PAY RATIO

Pursuant to applicable SEC rules, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. This information is being provided for compliance purposes only. Neither the Compensation Committee nor management of the Company used the pay ratio in making compensation decisions for 2022.

We selected the median employee from a group of 959 full-time and part-time employees who were active as of December 31, 2022. In identifying our median employee, we used the annual base salary of each employee for the twelve-month period that ended on December 31, 2022, plus any earned commissions and overtime, all of which was obtained from internal payroll and records. We did not include independent contractors or leased workers in our employee population for purposes of making our determination. We also excluded 94 employees who joined our Company as part of our acquisitions of RWS (52 employees) and HIP (42 employees), each of which closed during 2022.

As disclosed in the Summary Compensation Table appearing on page 51, the 2022 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $13,583,222. The 2022 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $75,675. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for 2022 is 179 to 1. In February 2022, Mr. Ehrlichman received equity awards relating to a special equity grant program for applicable employees in 2021 (TWW) and the newly developed 2021 NEO annual equity award program, which accounted for approximately 85% of his annual total compensation in 2022 (the “February 2022 Grants”). See section “Executive Compensation - Key Impacts to 2022 Compensation Program” for additional discussion regarding the delay in making these February 2022 grants. Mr. Ehrlichman also received annual equity awards in May 2022 in connection with the 2022 NEO annual equity award program. Excluding the aggregate grant date fair value of $11,562,868 relating to the February 2022 Grants, the ratio would have been 27:1. The actual and supplementary CEO pay ratios for 2022 may not be indicative of future values of the CEO pay ratio.

Given the different methodologies, estimates, adjustments, and other assumptions that public companies utilize to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

PAY VERSUS PERFORMANCE

The following table provides information about the relationship between executive compensation actually paid (“CAP”) and certain financial performance of the Company, in accordance with Item 402(v) of Regulation S-K. Please see “Executive Compensation” for a discussion of our compensation philosophy, objectives, process and components of our NEO compensation program, including how the Compensation Committee structures our NEO compensation program to motivate and reward the achievement of performance-based financial goals that align with our operational and strategic objectives. The SEC-defined CAP data set forth in the table below does not reflect amounts actually realized by our NEOs, and the Compensation Committee has not used or considered CAP previously in establishing the NEO compensation program. A significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. As described in detail in the “Executive Compensation” section above, the PRSUs are subject to multi-year performance conditions tied to objective performance metrics and all of the RSUs, PRSUs and stock options are subject to time vesting conditions or holding periods. The ultimate values actually realized by our NEOs from

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unvested equity awards, if any, will not be determined until the awards fully vest (or thereafter upon exercise, in the case of outstanding stock options).

					Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Company Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Income (Loss) (in thousands) ($)(7)	Stock Price Performance ($)(8)
2022	13,583,222	(5,051,506)	896,705	(1,798,741)	19	129	(156,559)	12.08
2021	1,272,840	12,645,437	5,272,339	3,812,619	157	182	(106,606)	23.31
2020	16,829,446	35,260,766	1,089,816	5,083,656	144	136	(71,316)	12.89

(1)

We have never sponsored or maintained any defined benefit or actuarial pension plans. Therefore no pension value adjustments were made to the compensation actually paid amounts set forth in the table above. The Company has not paid nor accrued any dividends on equity awards in any applicable year.

(2)

The dollar amounts reported in the table are the amounts of total compensation reported for Mr. Ehrlichman and the average amounts of total compensation reported for the other NEOs as a group, respectively, for each corresponding year in the “Total” column of the Summary Compensation Table. See “Executive Compensation–2022 Summary Compensation Table.”

(3)

The PEO reported in the table represents Mr. Ehrlichman for all three years shown. The dollar amounts reported represent the amount of CAP as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Ehrlichman during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following table provides the adjustments that were made to Mr. Ehrlichman’s total compensation for each year to determine the CAP.

Year	Reported Summary Compensation Table Total for PEO	Less	Reported Value of Equity Awards	Plus	Equity Award Adjustments	Equals	CAP for PEO
	($)		($)(a)		($)(b)		($)
2022	13,583,222		12,893,066		(5,741,662)		(5,051,506)
2021	1,272,840		—		11,372,597		12,645,437
2020	16,829,446		14,964,252		33,395,572		35,260,766

	Equity Award Adjustments
Year	Added Value of Outstanding and Unvested Awards Granted During the Year	Added Change in Value of Outstanding and Unvested Awards Granted in Prior Years	Added Value as of Vesting Date of Awards Granted and Vested During the Year	Added Change in Value of Awards Granted in Prior Years and Vested During the Year	Total Equity Award Adjustments
	($)	($)	($)	($)	($)
2022	1,520,099	(6,746,516)	1,520,122	(2,035,367)	(5,741,662)
2021	—	(1,078,059)	—	12,450,656	11,372,597
2020	24,873,237	7,524,199	—	998,136	33,395,572

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted and vested in the same year for any applicable year, the amount equal to the fair value as of the vesting date; and (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value. There were no awards granted in prior years that failed to meet the applicable vesting conditions during the applicable year that cannot be earned in a future performance period. The fair values of RSUs and

62	2023 Proxy Statement

PRSUs included in the CAP to our PEO and the Average CAP to our other NEOs are calculated at the required measurement dates in accordance with FASB ASC 718, consistent with the approach used to value the awards at the grant date as described in our Form 10-K. In accordance with Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards were remeasured as of the end of each year, and as of each vesting date. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the grant date. Any material changes to the RSU, PRSU and stock option fair values from the grant date (for current year grants) and from prior year-end (for prior year grants) are based on our updated stock price at the respective measurement dates, and for PRSUs, updated estimates for performance outcomes.

(4)

The Non-PEO NEOs reported in the table represent Messrs. Neagle and Heimbigner for years 2020 and 2021, and Messrs. Tabak, Neagle and Heimbigner for year 2022. To calculate CAP, the following average adjustments were made to the average total compensation number shown in the SCT. See footnote (3) above for information on footnotes (a) and (b) in the table below.

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Less	Average Reported Value of Equity Awards	Plus	Average Equity Award Adjustments	Equals	Average CAP for Non-PEO NEOs
	($)		($)(a)		($)(b)		($)
2022	896,705		464,687		(2,230,759)		(1,798,741)
2021	5,272,339		4,603,657		3,143,937		3,812,619
2020	1,089,816		592,567		4,586,407		5,083,656

	Equity Award Adjustments
Year	Added Value of Outstanding and Unvested Awards Granted During the Year	Added Change in Value of Outstanding and Unvested Awards Granted in Prior Years	Added Value as of Vesting Date of Awards Granted and Vested During the Year	Added Change in Value of Awards Granted in Prior Years and Vested During the Year	Deducted Value of Forfeited Awards Granted in Prior Years	Total Equity Award Adjustments
	($)	($)	($)	($)	($)	($)
2022	223,440	(765,032)	—	(635,944)	(1,053,223)	(2,230,759)
2021	1,594,276	197,963	590,891	760,807	—	3,143,937
2020	4,394,085	124,552	40,810	26,960	—	4,586,407

(5)

Assumes an investment of $100 was made in the Company's common stock on January 13, 2020, the first day of trading of the Company’s common stock on Nasdaq, and measures cumulative total shareholder return from that date through and including December 31 of the specified year.

(6)

Assumes an investment of $100 was made in the S&P 500 IT Index on January 13, 2020 and measures cumulative total shareholder return from that date through and including December 31 of the specified year.

(7)	Reflects the Company's net income as reported in our financial statements.
(8)

Reflects the highest average 20-day closing share price within a 30-day period for the specified year, representing a performance condition associated with stock price compound annual growth targets for our PRSU awards.

Pay versus Performance Description of Relationships

The graphs below show the relationship of CAP for our PEO and other NEOs in 2022, 2021 and 2020 to: (1) Total Shareholder Return of both our Company and Peer Group; (2) Net Income; and (3) Stock Price Performance (reflecting the highest average 20-day closing share price within a 30-day period for the specified year). The Compensation Committee has not previously used or considered CAP, as computed in accordance with Item 402(v) of Regulation S-K, to set NEO target pay or align our NEO compensation to Company performance. See “Executive Compensation” for a discussion of how the Compensation Committee designs our NEO compensation program and sets NEO target pay.

ir.porchgroup.com	63

Compensation Actually Paid versus Total Shareholder Return

Compensation Actually Paid versus Net Income

Compensation Actually Paid versus Stock Price Performance

Reflects the highest average 20-day closing share price within a 30-day period for the specified year, consistent with a performance condition of PRSU awards granted in 2022.

64	2023 Proxy Statement

Tabular List of Performance Measures

In the Company’s assessment, the financial performance measures set forth in the table below represent the most important financial performance measures used by the Company for 2022 to link compensation actually paid to the Company’s NEOs to Company performance. Please refer to “Executive Compensation” for additional information.

Most Important Performance Measures to Determine 2022 Compensation Actually Paid
Stock Price Performance	Revenue	Adjusted EBITDA

This pay versus performance section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022 regarding the number of shares of the Company’s common stock that may be issued under our equity compensation plans.

	A		B		C
Number of
Securities
Remaining
Available
	Number of				for Future
	Securities to				Issuance
	be				Under Equity
	Issued upon		Weighted Average		Compensation
	Exercise of		Exercise Price of		Plans
	Outstanding		Outstanding		(Excluding
	Options,		Options,		Securities
	Warrants and		Warrants and		Reflected
Plan Category	Rights		Rights		in Column A)
Equity Compensation Plans Approved by Security Holders	10,093,083	(1)	$3.58	(2)	11,189,745
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	10,093,083		$3.58		11,189,745

(1)	Includes 3,862,918 shares issuable pursuant to outstanding stock options, 5,309,241 shares issuable pursuant to outstanding RSUs and 1,825,719 shares issuable pursuant to outstanding PRSUs under our 2020 Stock Plan and 2012 Stock Plan. The number included for PRSUs reflects only the target number of units awarded.
(2)	Only option awards were used in computing the weighted-average exercise price.
(3)	The number of shares of the Company’s common stock available under the 2020 Stock Plan shall increase annually on the first day of each calendar year, beginning with the calendar year ending December 31, 2021, and continuing until (and including) the calendar year ending December 31, 2030, with such annual increase equal to the lesser of (i) 5% of the number of shares of common stock issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the Board.

66	2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of the Company’s common stock as of March 31, 2023, (the “Beneficial Ownership Date”) for the following:

■	each person, or group of affiliated persons, known by us to beneficially own 5% of the outstanding shares of the Company’s common stock;
■	each of our current directors and director nominees;
■	each of our current NEOs; and
■	all of the directors and NEOs as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, common stock subject to options, or warrants or other convertible securities held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 97,018,032 shares outstanding as of the Beneficial Ownership Date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

	Number of
	Shares of
	Common	Percentage of
	Stock	Outstanding
	Beneficially	Common
	Owned	Stock
Name and Address of Beneficial Owners(1)	(Sh)	(%)
5% Stockholders:
Matt Ehrlichman(2)	19,232,015	19.31%
Granahan Investment Management, LLC(3) 404 Wyman Street Massachusetts, MA 02451	13,295,572	13.70%
Park West Asset Management LLC(4) 900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939	11,099,833	11.44%
Park West Investors Master Fund, Limited(4) 900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939	10,126,824	10.44%
Goldman Sachs Group, Inc.(5) 200 West Street New York, NY 10282	9,125,077	9.41%
Portolan Capital Management, LLC(6) 2 International Place, 26th Floor Boston, MA 02110	6,341,098	6.54%
St. Denis J. Villere & Company, L.L.C.(7) 210 Baronne Street New Orleans, LA 70112-1727	5,696,811	5.87%
BlackRock, Inc.(8) 55 East 52nd Street New York, NY 10055	5,452,197	5.62%
Named Executive Officers
Matt Ehrlichman(2)	19,232,015	19.31%
Shawn Tabak(9)	145,405	*

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Matthew Neagle(10)	1,094,018	*
Marty Heimbigner(11) (Former CFO)	259,346	*
Directors and nominees for Director (excluding CEO)
Sean Kell(12)	128,303	*
Rachel Lam(13)	46,707	*
Alan Pickerill(14)	73,627	*
Amanda Reierson (15)	—	*
Maurice Tulloch(16)	31,023	*
Camilla Velasquez(17)	—	*
Regi Vengalil(18)	41,574	*
All directors and executive officers as a group (9 individuals)	21,052,018	20.95%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of the Company’s common stock.
(1)	Unless otherwise noted, the business address of those listed in the table above is 411 1st Avenue South, Suite 501, Seattle, Washington 98104.
(2)	This amount includes (i) 9,321,641 shares of common stock held directly by Mr. Ehrlichman, (ii) 1,892,203 shares of common stock that are obtainable upon exercise of options granted to Mr. Ehrlichman by the Company, of which options to acquire 1,892,198 shares of common stock are currently exercisable and an option to acquire one share of common stock is exercisable within 60 days of March 31, 2023, (iii) 689,133 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Ehrlichman by the Company, of which 125,208 RSUs vest within 60 days and excludes a grant of 582,825 RSUs to be granted April 7, 2023, (iv) 683,530 shares of common stock which constitute unvested Earnout Consideration held by Mr. Ehrlichman, (v) 6,416,712 shares of common stock held by West Equities, LLC, over which Mr. Ehrlichman has sole voting and investment power, and (vi) 228,796 shares of common stock which constitute unvested Earnout Consideration held by West Equities LLC. The 683,530 shares of common stock which constitute Earnout Consideration held by Mr. Ehrlichman and the 228,796 shares of common stock which constitute Earnout Consideration held by West Equities LLC all are currently unvested and will only vest if, at any time during the three years following the closing of the business combination, the VWAP of common stock is greater than or equal to $22.00 for any 20 trading days within any 30-trading day period. However, Mr. Ehrlichman currently has voting power over the shares of common stock which constitute Earnout Consideration held directly by each of Mr. Ehrlichman and West Equities LLC and, accordingly, these shares have been added to his beneficial ownership reported herein.
(3)	Based solely on the information contained in its Schedule 13G filed (Amendment No. 2) filed with the SEC by Granahan Investment Management, LLC (“Granahan”) on December 31, 2022, Granahan is the beneficial owner of 13,295,572 shares of common stock. Granahan has sole power to vote or direct the vote with respect to 11,608,006 shares of common stock that it beneficially owns and sole dispositive power with respect to 13,295,572 shares of common stock. It has no shared voting or shared dispositive power.
(4)	Based solely on the information reported on a Schedule 13G/A (Amendment No. 5) jointly filed on January 23, 2023 by (i) Park West Asset Management LLC (“PWAM”), (ii) Park West Investors Master Fund, Limited, (“PWIMF”) and (iii) Peter S. Park (“Mr. Park”). PWAM is the investment manager to PWIMF and Park West Partners International, Limited. Mr. Park, through one or more affiliated entities, is the controlling manager of PWAM. PWAM and Mr. Park have shared voting and dispositive power over 11,099,833 shares of common stock and PWIMF has shared voting and dispositive power over 10,126,824 shares of common stock.
(5)	Based upon publicly available information provided to us by Nasdaq as of March 31, 2023, Goldman Sachs Group, Inc. is the beneficial owner of 9,125,077 shares of common stock.
(6)	Based soley on the information contained in its Schedule 13G (Amendment No. 1) filed with the SEC by Portolan Capital Management LLC (“Portolan”) on December 31, 2022, Portolan is the beneficial owner of 6,341,098 shares of common stock. Portolan has sole voting power and dispositive power over 6,341,098 shares of common stock.
(7)	Based solely on the information contained in its Schedule 13G jointly filed with the SEC by St. Denis J. Villere & Company, L.L.C. (“Villere”) and its members George V. Young; St. Denis J. Villere II; St. Denis J. Villere III; and Lamar G. Villere on December 31, 2022, Villere is the beneficial owner of 5,696,811 shares of our common stock. Villere has sole voting power to vote 5,570,766 shares of common stok and sole dispositive power with respect to 5,584,931 shares of common stock. Villere has shared voting over 5,682,646 shares of common stock and dispositive power over 5,696,811 shares of common stock.
(8)	Based solely on the information contained in its Schedule 13G (Amendment No. 1) filed with the SEC by BlackRock, Inc. (“BlackRock”) on December 31, 2022. BlackRock is the beneficial owner of 5,452,197 shares of common stock. BlackRock has sole power to vote or direct the vote with respect to 5,344,795 shares of common stock that it beneficially owns and sole dispositive power with respect to 5,452,197 shares of common stock. It has no shared voting or dispositive power. The shares are beneficially owned through the following entities: BlackRock Advisors, LLC; BlackRock Asset Management Canada

68	2023 Proxy Statement

Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, Nation Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC.
(9)	This amount includes 145,405 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Tabak.
(10)	This amount includes (i) 736,835 shares of common stock held directly by Mr. Neagle; (ii) 27,390 shares of common stock that are obtainable upon exercise of options granted to Mr. Neagle by the Company of which options to acquire 17,460 shares of common stock are currently exercisable and no options to acquire are exercisable within 60 days of March 31, 2023, and (iii) 307,736 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Neagle by the Company of which 68,344 vest within 60 days of March 31, 2023 and excludes a grant of 275,517 RSUs to be granted April 7, 2023. The 22,057 shares of common stock which constitute Earnout Consideration held by Mr. Neagle all are currently unvested and will only vest if, at any time during the three years following the closing of the business combination, the VWAP of common stock is greater than or equal to $22.00 for any 20 trading days within any 30-trading day period. However, Mr. Neagle currently has voting power over the shares of common stock which constitute Earnout Consideration held directly by Mr. Neagle and, accordingly, these shares have been added to his beneficial ownership reported herein.
(11)	This amount includes 259,346 shares of common stock that are obtainable upon exercise of options granted to Mr. Heimbigner by the Company, of which options to acquire 259,346 shares of common stock are currently exercisable. Due to Mr. Heimbigner’s separation from the Company, the cancellation date for outstanding options is December 14, 2024. The 16,290 shares of common stock which constitute Earnout Consideration held by Mr. Heimbigner were forfeited upon termination from the Company.
(12)	This amount includes (i) 105,167 shares of common stock held directly by Mr. Kell, and (ii) 23,136 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Kell.
(13)	This amount includes (i) 20,357 shares of common stock held directly by Ms. Lam, and (ii) 26,350 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Ms. Lam.
(14)	This amount includes (i) 10,633 shares of common stock held directly by Mr. Pickerill, (ii) 35,231 shares of common stock that are obtainable upon exercise of options granted to Mr. Pickerill by the Company, of which options to acquire 35,231 shares of common stock are currently exercisable, (iii) 26,542 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Pickerill by the Company. The 1,221 shares of common stock which constitute Earnout Consideration held by Mr. Pickerill all are currently unvested and will only vest if, at any time during the three years following the closing of the business combination, the VWAP of common stock is greater than or equal to $22.00 for any 20 trading days within any 30-trading day period. However, Mr. Pickerill currently has voting power over the shares of common stock which constitute Earnout Consideration held directly by Mr. Pickerill and, accordingly, these shares have been added to his beneficial ownership reported herein.
(15)	Ms. Reierson joined the Board in October of 2022 and will be eligible for her first grant of equity following the Annual Meeting.
(16)	This amount includes (i) 5,316 shares of common stock held directly by Mr. Tulloch, and (ii) 25,707 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Tulloch.
(17)	Ms. Velasquez joined the Board in October of 2022 and will be eligible for her first grant of equity following the Annual Meeting.
(18)	This amount includes (i) 9,408 shares of common stock held directly by Mr. Vengalil, and (ii) 32,166 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Vengalil.

ir.porchgroup.com	69

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on the investor relations page of our website at https://ir.porchgroup.com/, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.

You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 28, 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

70	2023 Proxy Statement

FORM 10-K

We will make available, on or about April 28, 2023, the proxy materials, including our Form 10-K at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Form 10-K on the investor relations page of our website at https://ir.porchgroup.com/.

We will also provide, free of charge, to each person, any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Form 10-K. Requests for such copies should be addressed to our General Counsel and Secretary at the address below:

Porch Group, Inc.
411 1st Avenue South, Suite 501
Seattle, WA 98104
Attention: General Counsel and Secretary
Telephone: (855) 767-2400

Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available upon request at a reasonable charge.

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QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are distributing our proxy materials because the Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Stockholders will vote on three proposals at the Annual Meeting:

■	Election of two Class III directors named in this proxy statement until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal or other termination of service;
■	to ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
■	the approval of, on an advisory (non-binding) basis, the compensation of our NEOs.

We will also consider other business, if any, that properly comes before the Annual Meeting.

What happens if other business not discussed in this proxy statement comes before the meeting?

The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Certificate of Incorporation, Bylaws, and Delaware law, the Company’s Chief Executive Officer and Chairman and General Counsel and Secretary will use their discretion in casting all of the votes that they are entitled to cast.

How does the Board recommend that stockholders vote on the proposals?

The Board recommends that stockholders vote “FOR” the election of the Class III directors, “FOR” the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and “FOR” the advisory resolution to approve NEO compensation.

Who is entitled to vote?

The record date for the Annual Meeting is the close of business on April 11, 2023. As of the record date, 97,226,396 shares of common stock, par value $0.0001 per share, were outstanding. Only holders of record of the Company’s common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of the Company’s common stock held by such stockholder on the record date.

72	2023 Proxy Statement

What do I need for admission to the Annual Meeting?

The Annual Meeting will be held entirely over the Internet via live video webcast to allow for greater participation by all of our stockholders, regardless of their geographic location.

If you are a registered stockholder or beneficial owner of common stock holding shares at the close of business on the record date, you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRCH2023 and logging in by entering the 16-digit control number found on your proxy card or voter instruction form. If you lost your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/PRCH2023 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, examine our list of stockholders or submit questions during the meeting.

You may log into the virtual annual meeting beginning at 8:45 a.m. Pacific Time on June 8, 2023 and the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual stockholder login site for assistance.

How can I vote my shares without attending the Annual Meeting?

If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.

If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

■	delivering to the attention of the General Counsel and Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy;
■	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
■	attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2). The other proposals are non-routine matters.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal 2, such shares will be considered present at

ir.porchgroup.com	73

the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposals 1and 3, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting. Earnout Shares will be counted for the purpose of determining the presence of a quorum and holders thereof will be entitled to vote their Earnout Shares at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

What vote is required to approve each matter to be considered at the Annual Meeting?

Proposal 1: Election of the Class III Directors Named in this Proxy Statement

Our Bylaws provide for a plurality voting standard for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of a director.

Proposal 2: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal 2. An abstention on Proposal 2 will have the same effect as a vote “AGAINST” Proposal 2. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 2.

PROPOSAL 3: ADVISORY VOTE ON “SAY-ON-PAY”

The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Pacific Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of the Company’s common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:

■	“FOR” the election of each director nominee;

74	2023 Proxy Statement

■	“FOR” the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
■	“FOR” the approval of, on an advisory (non-binding) basis, the compensation of our NEOs.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

■	will be counted as present for purposes of establishing a quorum;
■	will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2); and
■	will not be counted in connection with the election of the Class III directors named in this proxy statement (Proposal 1), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.

The Board knows of no matter to be presented at the Annual Meeting other than Proposals 1, 2 and 3. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of the Board. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

The names of stockholders of record entitled to vote at the annual meeting will be available to such stockholders at the annual meeting for any purpose reasonably relevant to the meeting. The stockholder list will also be available to stockholders of record for examination during the Annual Meeting at www.virtualshareholdermeeting.com/PRCH2023. You will need the control number included on your Internet Notice, proxy card, or voting instruction form, or otherwise provided by your bank, broker or other nominee.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials to be received now or in the future, please contact our mailing agent, Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

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Who is soliciting my vote, and who bears the expense?

The Board is soliciting your proxy, as a holder of our common stock, for use at the Annual Meeting and any adjournment or postponement of such meeting.

The Company will bear the entire cost of preparing, assembling, and mailing the proxy materials. The Company may supplement our solicitation of proxies by mail with telephone, e-mail or personal solicitation by our officers or other regular employees and no additional compensation will be made to any of our employees for such solicitation services. We have requested banks, brokers and other nominees to forward the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable out-of-pocket expenses in doing so upon request.

When are stockholder proposals due for next year’s annual meeting of the stockholders?

Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Certificate of Incorporation, our Bylaws, and the rules established by the SEC.

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2024 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), we must receive the proposal at our principal executive offices (Corporate Secretary, Porch Group, Inc. 411 1st Avenue South, Suite 501, Seattle, WA 98104) by the close of busines on December 31, 2023. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2024 annual meeting of stockholders, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the Annual Meeting. Therefore, such notice must be received between February 9, 2024 and the close of business on March 10, 2024 to be considered timely. However, if our 2024 Annual Meeting occurs more than 30 days before or 60 days after June 8, 2024, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2024 annual meeting of stockholders or the 10th day following the day on which public announcement is made of the date of the 2024 annual meeting of stockholders, and (B) not earlier than the 120th day prior to the 2024 annual meeting of stockholders.

The above-mentioned proposals must also comply with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act, to the extent applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Whom can I contact for further information?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our General Counsel and Secretary at Porch Group, Inc. 411 1st Avenue South, Suite 501, Seattle, WA 98104 or by telephone at (855) 767-2400.

76	2023 Proxy Statement

OTHER MATTERS

We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

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APPENDIX A: USE OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

Porch’s annual and quarterly reports includes non-GAAP financial measures, such as Adjusted EBITDA (loss), Adjusted EBITDA (loss) as a percent of revenue, average revenue per monetized service and revenue less cost of revenue.

Porch defines Adjusted EBITDA (loss) as net income (loss) adjusted for interest expense, net, income taxes, other expenses, net, depreciation and amortization, impairment loss on intangible assets and goodwill, non-cash losses and impairment of property, equipment and software, stock-based compensation expense and acquisition-related impacts, amortization of intangible assets, gains (losses) recognized on changes in the value of contingent consideration arrangements, if any, gain or loss on divestures and certain transaction costs. Adjusted EBITDA (loss) as a percent of revenue is defined as Adjusted EBITDA (loss) divided by GAAP total revenue. Average revenue per monetized services in quarter is the average revenue generated per monetized service performed in a quarterly period. When calculating average revenue per monetized service in a quarter, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

Porch management uses these non-GAAP financial measures as supplemental measures of Porch’s operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. Porch believes that the use of these non-GAAP financial measures provides investors with useful information to evaluate Porch’s operating and financial performance and trends and in comparing Porch’s financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, Porch’s definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. In addition, Porch may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.

You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in Porch’s consolidated financial statements. Porch may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and Porch’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.

See the reconciliation tables below for more details regarding these non-GAAP financial measures, including the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Revenue Less Cost of Revenue

The following table reconciles revenue less cost of revenue for the years ended December 31, 2022, 2021 and 2020, respectively (dollar amounts in thousands):

	Year Ended December 31,
	2022	2021	2020
Revenue	$275,948	$192,433	$72,299
Less: Cost of revenue	(107,577)	(58,725)	(17,562)
Revenue less cost of revenue	168,371	133,708	54,737
Less: Selling and marketing costs	113,848	84,273	41,665
Less: Product and technology costs	59,565	47,005	28,546
Less: General and administrative costs	110,619	85,795	28,199
Less: Impairment loss on intangible assets and goodwill	61,386	—	—
Less: Gain on divestiture of businesses	—	—	(1,442)
Total operating expenses	$452,995	$275,798	$114,530
Operating loss	$(177,047)	$(83,365)	$(42,231)

Adjusted EBITDA (loss)

The following table reconciles net loss to Adjusted EBITDA (loss) for the years ended December 31, 2022, 2021 and 2020, respectively (dollar amounts in thousands):

	Year Ended December 31,
	2022	2021	2020
Net loss	$(156,559)	$(106,606)	$(54,032)
Interest expense	8,723	5,757	14,734
Income tax expense (benefit)	842	(10,273)	(1,689)
Depreciation and amortization	27,930	16,386	6,644
Gain on extinguishment of debt	—	(5,110)	(5,748)
Other expense (income), net	(571)	(340)	6,931
Impairment loss on intangible assets and goodwill	61,386	—	—
Non-cash losses and impairment of property, equipment and software	637	550	611
Non-cash stock-based compensation expense	27,041	38,592	11,296
Revaluation of contingent consideration	6,944	(2,244)	1,700
Revaluation of earnout liability	(13,822)	18,519	—
Revaluation of private warrant liability	(14,486)	15,389	(2,427)
Acquisition and other transaction costs	2,334	5,360	311
SPAC transaction bonus	—	—	3,350
Adjusted EBITDA (loss)	$(49,601)	$(24,020)	$(18,319)
Adjusted EBITDA (loss) as a percentage of revenue	(18)%	(12)%	(25)%

APPENDIX B: USE OF NON-GAAP KEY PERFORMANCE MEASURES

Key Performance Measures and Operating Metrics

In the management of our businesses, we identify, measure and evaluate a variety of operating metrics. The key performance measures and operating metrics we use in managing our businesses are set forth below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies. The key performance measures presented have been adjusted for divested Porch businesses in 2020.

●	Average Companies in Quarter — Porch provides software and services to home services companies and, through these relationships, gains unique and early access to homebuyers and homeowners, assists homebuyers and homeowners with critical services such as insurance, warranty and moving. The Company’s customers include home services companies, for whom the Company provides software and services and who provide introductions to homebuyers and homeowners and tracks the average number of home services companies from which it generates revenue each quarter in order to measure the ability to attract, retain and grow relationships with home services companies. Porch management defines the average number of companies in a quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of the Company’s home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of the Company.
●	Average Revenue per Account per Month in Quarter — Management views the Company’s ability to increase revenue generated from existing customers as a key component of Porch’s growth strategy. Average Revenue per Account per Month in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Revenue per Account per Month in Quarter is derived from all customers and total revenue.

The following table summarizes our Average Companies in Quarter and Average Revenue per Account per Month in Quarter for each of the quarterly periods indicated:

.	2022	2022		2022	2022
	Q1	Q2		Q3	Q4
Average Companies in Quarter	25,545	28,773		30,951	30,860
Average Revenue per Account per Month in Quarter	$829	$822		$833	$693

	2021	2021		2021	2021
	Q1	Q2		Q3	Q4
Average Companies in Quarter	13,995	17,082	(2)	20,419	24,601
Average Revenue per Account per Month in Quarter (adjusted)	$637	$935	(1)(2)	$987	$776

	2020	2020		2020	2020
	Q1	Q2		Q3	Q4
Average Companies in Quarter	10,903	10,523		10,792	11,157
Average Revenue per Account per Month in Quarter	$484	$556		$664	$556

●	Monetized Services in Quarter — Porch connects consumers with home services companies nationwide and offers a full range of products and services where homeowners can, among other things: (1) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (2) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (3) discover and install home automation and security systems; (4) compare Internet and television options for their new home; (5) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (6) compare bids from home improvement professionals who can complete bigger jobs. The Company tracks the number of monetized services performed through its platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and the Company’s ability to deliver high-revenue services within those groups. Monetized Services in Quarter is defined as the total number of unique services from which the Company generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over a quarterly period.
●	Average Revenue per Monetized Service in Quarter — Management believes that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of Porch’s growth strategy. Average Revenue per Monetized Services in Quarter is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Revenue per Monetized Service in quarter, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

The following table summarizes our monetized services and average revenue per monetized service for each of the quarterly periods indicated:

	2022	2022		2022	2022
	Q1	Q2		Q3	Q4
Monetized Services in Quarter	263,183	333,596		318,452	212,992
Average Revenue per Monetized Service in Quarter	$175	$158	185	185	$219

	2021	2021		2021	2021
	Q1	Q2		Q3	Q4
Monetized Services in Quarter	190,733	316,674		338,157	267,683
Average Revenue per Monetized Service in Quarter (adjusted)	$88	$113		$133	$150

	2020	2020		2020	2020
	Q1	Q2		Q3	Q4
Monetized Services in Quarter	152,165	181,520		198,165	169,949
Average Revenue per Monetized Service in Quarter	$93	$86		$97	$98

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V16301-P87097 Nominees: 01) Matthew Ehrlichman 02) Maurice Tulloch 3. To approve of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined in the enclosed proxy statement). The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Porch Group, Inc. for the year ending December 31, 2023. NOTE: The proxies are authorized to vote at their discretion upon any other matter that may properly come before the meeting or any adjournment or postponement thereof. 1. To elect two Class III directors to serve until the 2024 ! ! ! Annual Meeting of Stockholders. For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer PORCH GROUP, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: PORCH GROUP, INC. 411 1ST AVENUE SOUTH, SUITE 501 SEATTLE, WA 98104 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 7, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PRCH2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 7, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Proxy Statement are available at www.proxyvote.com. V16302-P87097 PORCH GROUP, INC. Annual Meeting of Stockholders June 8, 2023, 9:00 AM PDT The stockholders hereby appoint Matthew Ehrlichman and Matthew Cullen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PORCH GROUP, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on June 8, 2023, at www.virtualshareholdermeeting.com/PRCH2023 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side